UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant   ☑
Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☑   Preliminary Proxy Statement
☐   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐   Definitive Proxy Statement
☐   Definitive Additional Materials
☐   Soliciting Material Pursuant to §240.14a-12

MGIC INVESTMENT CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Preliminary Copy
MGIC Investment Corporation
MGIC Investment Corporation

March 31, 2011

Dear Shareholder:

It is my pleasure to invite you to attend our Annual Meeting of Shareholders to be held on Thursday, May 5, 2011, in the Bradley Pavilion of the Marcus Center for the Performing Arts in Milwaukee, Wisconsin.

At our meeting this year, we will ask shareholders to:

	●	elect three directors,
Notice of 2011	●	ratify the placement of two directors elected to the Board of Directors in 2010 into classes whose terms continue past the Annual Meeting,
Annual	●	approve an amendment to our Articles of Incorporation to eliminate the classified board provisions and provide for the annual election of all directors,
Meeting	●	conduct an advisory vote on executive compensation and an advisory vote on the frequency of future advisory votes on executive compensation,
and Proxy	●	approve our 2011 Omnibus Incentive Plan, and
Statement	●	ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011.

2010 Annual Report To Shareholders
We will also report on our business.

Your vote is important.  Even if you plan to attend the meeting, we encourage you to sign the enclosed proxy card or voting instruction form for voting your shares.  Please read our proxy statement for more information about our meeting and the voting process.

Our Annual Report to Shareholders, which follows the proxy statement in this booklet, is a separate report and is not part of this proxy statement.

Sincerely,

Curt S. Culver
Chairman and
Chief Executive Officer

IMPORTANT VOTING INFORMATION

If you hold your shares in “street name,” meaning your shares are held in a stock brokerage account or by a bank or other nominee, you will have received a voting instruction form from that nominee containing instructions that you must follow in order for your shares to be voted.  If you do not transmit your voting instructions before the annual meeting, your nominee can vote on your behalf on only those matters considered to be routine.

The following matters are NOT considered routine: election of directors, ratification of the placement of directors into classes whose terms continue past the Annual Meeting, approval of an amendment to our Articles of Incorporation to eliminate the classified board provisions and provide for the annual election of all directors, the advisory vote on executive compensation, the advisory vote on the frequency of holding future advisory votes on executive compensation and approval of our 2011 Omnibus Incentive Plan.  Your nominee is not permitted to vote on your behalf on such matters unless you provide specific instructions by following the instructions from your nominee about voting your shares and by completing and returning the voting instruction form.  For your vote to be counted on such matters, you will need to communicate your voting decisions to your bank, broker or other nominee before the date of the annual meeting.

Your Participation in Voting the Shares You Own is Important

Voting your shares is important to ensure that you have a say in the governance of your company and to fulfill the objectives of the majority voting standard that MGIC Investment Corporation applies in the election of directors.  Please review the proxy materials and follow the relevant instructions to vote your shares.  We hope you will exercise your rights and fully participate as a shareholder in the future of MGIC Investment Corporation.

More Information is Available

If you have any questions about the proxy voting process, please contact the bank, broker or other nominee through which you hold your shares.  The SEC also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about voting at annual meetings.  Additionally, you may contact our Senior Vice President–Investor Relations at (414) 347-6480.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 5, 2011

Our proxy statement and 2010 Annual Report to Shareholders are available at http://mtg.mgic.com/proxyinfo. Your vote is very important. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible. You may submit your proxy card or voting instruction form for the annual meeting by completing, signing, dating and returning your proxy card or voting instruction form in the pre-addressed envelope provided. No postage is required if mailed in the United States. If you attend the meeting, you may vote in person, even if you have previously returned your proxy card.  If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

MGIC Investment Corporation

Notice of Annual Meeting of Shareholders
To Be Held On
May 5, 2011

To Our Shareholders:

The Annual Meeting of Shareholders of MGIC Investment Corporation will be held in the Bradley Pavilion of the Marcus Center for the Performing Arts, 929 North Water Street, Milwaukee, Wisconsin, on May 5, 2011, at 9:00 a.m., to vote on the following matters:

(1)           Election of the three directors named in the proxy statement, each for a three-year term;

(2)           Ratification of the placement of two directors elected to the Board of Directors in 2010 into classes whose terms continue past the Annual Meeting;

(3)           Approval of an amendment to our Articles of Incorporation to eliminate the classified board provisions and provide for the annual election of all directors;

(4)           An advisory vote on executive compensation;

(5)           An advisory vote on the frequency of holding future advisory votes on executive compensation;

(6)           Approval of our 2011 Omnibus Incentive Plan;

(7)           Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011; and

(8)           Any other matters that properly come before the meeting.

Only shareholders of record at the close of business on March 4, 2011 will be entitled to vote at the annual meeting and any postponement or adjournment of the meeting.

By Order of the Board of Directors

Jeffrey H. Lane, Secretary
March 31, 2011

YOUR VOTE IS IMPORTANT
PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD OR VOTING INSTRUCTION FORM

MGIC Investment Corporation
 P.O. Box 488
MGIC Plaza, 250 East Kilbourn Avenue
Milwaukee, WI  53201

Proxy Statement

Our Board of Directors is soliciting proxies for the Annual Meeting of Shareholders to be held at 9:00 a.m., Thursday, May 5, 2011, in the Bradley Pavilion of the Marcus Center for the Performing Arts, 929 North Water Street, Milwaukee, Wisconsin, and at any postponement or adjournment of the meeting.  In this proxy statement we sometimes refer to MGIC Investment Corporation as “the Company,” “we” or “us.”  This proxy statement and the enclosed form of proxy are being mailed to shareholders beginning on approximately March 31, 2011.  Our Annual Report to Shareholders for the year ended December 31, 2010, which follows the proxy statement in this booklet, is a separate report and is not part of this proxy statement.  If you have any questions about attending our annual meeting, you can call our Senior Vice President–Investor Relations at (414) 347-6480.

About the Meeting and Proxy Materials

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act on the matters outlined in our notice of meeting on the preceding page, including the election of the three directors named in the proxy statement, ratification of the placement of two directors elected to the Board of Directors in 2010 into classes whose terms continue past the Annual Meeting, approval of an amendment to our Articles of Incorporation to eliminate the classified board provisions and provide for the annual election of all directors, an advisory vote on our executive compensation, an advisory vote on the frequency of holding future advisory votes on executive compensation, approval of our 2011 Omnibus Incentive Plan and ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011.  In addition, management will report on our performance during the last year and, after the meeting, respond to questions from shareholders.

Who is entitled to vote at the meeting?

Only shareholders of record at the close of business on March 4, 2011, the record date for the meeting, are entitled to receive notice of and to participate in the annual meeting.  For each share of Common Stock that you held on that date, you are entitled to one vote on each matter considered at the meeting.  On the record date, [____________] shares of Common Stock were outstanding and entitled to vote.

What is a proxy?

A proxy is another person you legally designate to vote your shares.  If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card.

How do I vote my shares?

If you are a shareholder of record, meaning your shares are registered directly in your name with Wells Fargo Bank Minnesota, N.A., our stock transfer agent, you may vote your shares by completing, signing and returning the enclosed proxy card in the envelope provided.  If you attend the meeting, you may withdraw your proxy and vote your shares in person.

If you hold your shares in “street name,” meaning your shares are held in a stock brokerage account or by a bank or other nominee, your broker or nominee has enclosed or provided a voting instruction form for you to use to direct the broker or nominee how to vote your shares.  Certain of these institutions offer telephone and Internet voting.

If you hold shares as a participant in our Profit Sharing and Savings Plan and Trust, you may use the enclosed proxy card to instruct the plan trustee how to vote those shares.  The trustee will vote shares held in your account in accordance with your instructions and the plan terms.  The plan trustee may vote the shares for you if your proxy card is not received at least five days before the annual meeting date.

Please contact our Senior Vice President–Investor Relations at (414) 347-6480 if you would like directions on attending the annual meeting and voting in person. At our meeting, you will be asked to show some form of identification (such as your driving license).

Can I change my vote after I return my proxy card?

Yes.  If you are a shareholder of record, you can revoke your proxy at any time before your shares are voted by advising our corporate Secretary in writing, by submitting a signed proxy with a later date, or by voting in person at the meeting.  If your shares are held in street name by a broker, bank or nominee, or in our Profit Sharing and Savings Plan and Trust, you must follow the instructions of the broker, bank, nominee or plan trustee on how to change your vote.

How are the votes counted?

A quorum is necessary to hold the meeting and will exist if a majority of the [____________] shares of Common Stock outstanding on the record date are represented, in person or by proxy, at the meeting.  Votes cast by proxy or in person at the meeting will be counted by Wells Fargo Bank Minnesota, N.A., which has been appointed by our Board to act as inspector of election for the meeting.

Shares represented by proxy cards marked “Abstain” will be counted to determine the presence of a quorum, but will not be counted as votes for or against any matter.  “Broker non-votes,” which occur when a broker or other nominee does not vote on a particular matter because the broker or other nominee does not have authority to vote without instructions from the beneficial owner of the shares and has not received such instructions, will be counted for quorum purposes but will not be counted as votes for or against any matter.  Brokers and other nominees do not have discretionary authority to vote shares in the election of directors, the ratification of the placement of directors into classes whose terms continue beyond the Annual Meeting, amendment to our Articles of Incorporation to eliminate the classified board provisions and provide for the annual election of all directors, advisory vote on executive compensation, advisory vote on the frequency of holding future advisory votes on executive compensation or approval of our 2011 Omnibus Incentive Plan without instructions from the beneficial owner of the shares.  Nominees do have discretionary authority to vote shares on the ratification of the appointment of the independent registered public accounting firm without instructions from the beneficial owner.

What are the Board’s recommendations?

Our Board of Directors recommends a vote FOR all of the nominees for director (Item 1), FOR ratification of the placement of two directors elected to the Board of Directors in 2010 into classes whose terms continue past the Annual Meeting (Item 2), FOR approval of an amendment to our Articles of Incorporation to eliminate the classified board provisions and provide for the annual election of all directors (Item 3), FOR approval of our executive compensation (Item 4), FOR holding the advisory vote on executive compensation annually (Item 5), FOR approval of our Omnibus 2011 Incentive Plan (Item 6) and FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011 (Item 7).

If you sign and return a proxy card or voting instruction form without specifying how you want your shares voted, the named proxies will vote your shares in accordance with the recommendations of the Board for all Items and in their best judgment on any other matters that properly come before the meeting.

Will any other items be acted upon at the annual meeting?

The Board does not know of any other business to be presented at the annual meeting.  No shareholder proposals will be presented at this year’s annual meeting.

What are the deadlines for submission of shareholder proposals for the next annual meeting?

Shareholders may submit proposals on matters appropriate for shareholder action at future annual meetings by following the SEC’s rules. Proposals intended for inclusion in next year’s proxy materials must be received by our Secretary no later than December 1, 2011.

Under our Amended and Restated Bylaws (“Bylaws”), a shareholder who wants to bring business before the annual meeting that has not been included in the proxy materials for the meeting, or who wants to nominate directors at the meeting, must be eligible to vote at the meeting and give written notice of the proposal to our corporate Secretary in accordance with the procedures contained in our Bylaws.  Our Bylaws require that shareholders give notice to our Secretary at least 45 and not more than 70 days before the first anniversary of the date set forth in our proxy statement for the prior Annual Meeting as the date on which we first mailed such proxy materials to shareholders.  For the 2012 annual meeting, the notice must be received by the Secretary no later than February 14, 2012, and no earlier than January 20, 2012.  For director nominations, the notice must comply with our Bylaws and provide the information required to be included in the proxy statement for individuals nominated by our Board. For any other proposals, the notice must describe the proposal and why it should be approved, identify any material interest of the shareholder in the matter, and include other information required by our Bylaws.

Who pays to prepare, mail and solicit the proxies?

We will pay the cost of soliciting proxies. In addition to soliciting proxies by mail, our employees may solicit proxies by telephone, email, facsimile or personal interview. We have also engaged D.F. King & Co., Inc. to provide proxy solicitation services for a fee of $12,000, plus expenses, including charges by brokers, banks and other nominees to forward proxy materials to the beneficial owners of our Common Stock.

Stock Ownership

The following table identifies the beneficial owners of more than 5% of our Common Stock as of December 31, 2010 based on information filed with the SEC, unless more recent information filed with the SEC is available.  The table also shows the amount of our Common Stock beneficially owned by our named executive officers and all directors and executive officers as a group.  Unless otherwise noted, the parties listed in the table have sole voting and investment power over their shares, and information regarding our directors and named executive officers is given as of March 4, 2011.  Information about the Common Stock that our directors beneficially own appears below in connection with their biographies.  See “Item 1—Election of Directors.”

Name	Shares Beneficially Owned	Percent of Class
Old Republic International Corporation(1) 307 North Michigan Avenue Chicago, IL 60601	13,505,537	[6.7]%
BlackRock Inc.(2) 40 East 52nd Street New York, NY 10022	11,630,273	[5.8]%
Curt S. Culver(3)	880,269	*
J. Michael Lauer(3)	479,449	*
Patrick Sinks(3)	331,468	*
Jeffrey H. Lane(3)	283,225	*
Lawrence J. Pierzchalski(3)	245,493	*
All directors and executive officers as a group (18 persons)(3)(4)	2,922,927	[1.4]%
_________________
*	Less than 1%

(1)
Old Republic International Corporation, which reported ownership as of January 14, 2011 on behalf of itself and several of its wholly owned subsidiaries, reported that it had shared voting and investment power for all of the shares. Old Republic International Corporation owns Republic Mortgage Insurance Company, which is one of our competitors.

(2)	BlackRock Inc. reported ownership as of December 31, 2010 on behalf of itself and several subsidiaries.

(3)
Includes shares that could be purchased on the record date or within 60 days thereafter by exercise of stock options granted to the executive officers: Mr. Culver — 280,000; Mr. Lauer — 94,000; Mr. Sinks — 68,000; Mr. Lane — 77,800; Mr. Pierzchalski — 94,000; and all executive officers as a group — 684,300. Also includes shares held in our Profit Sharing and Savings Plan and Trust by the executive officers: Mr. Culver — 12,673; Mr. Lauer — 53,182; Mr. Sinks — 11,712; and all executive officers as a group —195,770. Also includes restricted shares over which the executive officer has sole voting power but no investment power: Mr. Culver — 4,800; Mr. Sinks — 3,000; Mr. Pierzchalski — 1,620; and all executive officers as a group — 9,420. Excludes shares underlying restricted stock units (“RSUs”) that cannot be settled in Common Stock within 60 days of the record date: Mr. Culver — 586,763; Mr. Lauer — 191,554; Mr. Sinks — 351,728; Mr. Lane — 241,554;  Mr. Pierzchalski — 189,934; and all executive officers as a group — 1,684,751. Also includes shares for which voting and investment power are shared as follows: Mr. Lauer — 330,747; and all directors and executive officers as a group — 394,650.  Excludes cash-settled restricted stock units: all executive officers as a group — 35,800.

(4)
Includes an aggregate of 88,813 shares underlying RSUs held by our non-management directors, which could be settled in shares of Common Stock within 60 days of the record date.  Also includes an aggregate of 26,153 restricted shares held by all directors and executive officers as a group.  The beneficial owners have sole voting power but no investment power over the restricted shares. Excludes an aggregate of 429,554 share units held by our non-management directors that cannot be settled in shares of Common Stock.

Items 1 and 2 -- Election of Directors and Ratification of the Placement of Two Directors into Classes Whose Terms Continue Past the Annual Meeting

Our Board of Directors is currently divided into three classes, with directors in each class serving for a term of three years.  One class of directors is currently elected at each annual meeting. As discussed in Item 3, we are proposing a transition to a declassified Board that would begin at the 2012 annual meeting of shareholders and be completed at the 2014 annual meeting.

Item 1 consists of the election of directors at this Annual Meeting. The Board, upon the recommendation of the Management Development, Nominating and Governance Committee (with Messrs. Jastrow and Nicolaisen abstaining on their own nominations), has nominated Kenneth M. Jastrow, II, Daniel P. Kearney and Donald T. Nicolaisen for re-election to the Board to serve until our 2014 annual meeting of shareholders.  If any nominee is not available for election, proxies will be voted for another person nominated by the Board or the size of the Board will be reduced.

Item 2 consists of the ratification of the placement of two directors (Mr. Koepfgen and Dr. Zandi) appointed as directors by the Board during 2010 into classes whose terms extend beyond the 2011 annual meeting of shareholders.  They were placed into such classes in accordance with the provision of our Bylaws providing classes are to be substantially equal. Dr. Mark M. Zandi was appointed to the Board in July 2010 to fill a vacancy created by the resignation, effective June 30, 2010, of Dr. Karl E. Case. Mr. Bruce L. Koepfgen was appointed to the Board in October 2010 to fill a vacancy created by an increase in the number of directors.  Different independent directors recommended Dr. Zandi and Mr. Koepfgen for consideration by the Management Development, Nominating and Governance Committee.

If the placement of either is not ratified, the affected director has agreed to offer to resign from the Board as if he had been standing for election and had not received a majority vote.  See “Majority Voting.”

Majority Voting

The Company has adopted a majority vote standard for the election of directors in uncontested elections. Under this standard, each nominee must receive a “majority vote” at the meeting to be elected a director. A “majority vote” means that when there is a quorum present, more than 50% of the votes cast in the election of the director are cast “for” the director, with votes cast being equal to the total of the votes “for” the election of the director plus the votes “withheld” from the election of the director. Broker non-votes will be disregarded in the calculation of a “majority vote.” Any director who does not receive a majority vote is required to send our Board a resignation. The effectiveness of these resignations is contingent upon Board acceptance. The Board will accept or reject a resignation in its discretion after receiving a recommendation made by our Management Development, Nominating and Governance Committee and will promptly publicly disclose its decision regarding the director’s resignation (including the reason(s) for rejecting the resignation, if applicable).

Information About Our Directors

The Board believes that the Board, as a whole, should possess a combination of skills, professional experience, and diversity of backgrounds necessary to oversee our business. In addition, the Board believes that there are certain attributes that every director should possess, as reflected in the Board’s membership criteria. Accordingly, the Board and the Management Development, Nominating and Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and our current and future needs.

The Management Development, Nominating and Governance Committee is responsible for developing Board membership criteria and recommending these criteria to the Board. The criteria, which are set forth in our Corporate Governance Guidelines, include an inquiring and independent mind, sound and considered judgment, high standards of ethical conduct and integrity, well-respected experience at senior levels of business, academia, government or other fields, ability to commit sufficient time and attention to Board activities, anticipated tenure on the Board, and whether an individual will enable the Board to continue to have a substantial majority of independent directors.

In addition, the Management Development, Nominating and Governance Committee in conjunction with the Board periodically evaluates the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experience that the Board will find valuable in the future, given our prospective retirements due to the Board’s policy that a director may not stand for election if he is age 72 or more. The Management Development, Nominating and Governance Committee seeks a variety of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives and enable the Board to have access to a diverse body of talent and expertise relevant to our activities. The Committee’s and the Board’s evaluation of the Board’s composition enables the Board to consider the skills and experience it seeks in the Board as a whole, and in individual directors, as our needs evolve and change over time and to assess the effectiveness of the Board’s efforts at pursuing diversity. In identifying director candidates from time to time, the Management Development, Nominating and Governance Committee may establish specific skills and experience that it believes we should seek in order to constitute a balanced and effective board.

In evaluating incumbent directors for renomination to the Board, as well as the skills and experience that other directors bring to the Board, the members of the Management Development, Nominating and Governance Committee have considered a variety of factors. These include each director’s independence, financial literacy, personal and professional accomplishments, tenure on the Board, experience in light of our needs, and past performance on the Board based on feedback from other Board members.

Information about our directors appears below. The biographical information is as of February 1, 2011 and, for each director, includes a discussion about the skills and qualifications that the Board has determined support the director’s continued service on the Board.

David S. Engelman, who has served as a director since 1993 and whose term expires at the annual meeting, is not standing for re-election due to the age-related retirement policy in the Board’s Corporate Governance Guidelines.  The Board expresses its deep thanks for the insight and dedication Mr. Engelman has exhibited during his Board tenure.  As of March 4, 2011, Mr. Engelman beneficially owned 61,468 shares of our Common Stock, including 3,050 shares underlying RSUs, which could be settled in shares of Common Stock within 60 days of the record date, 2,000 restricted shares, over which he has sole voting power but no investment power, 26,275 share units held under our Deferred Compensation Plan over which he has neither voting nor investment power, and 1,569 shares owned by a trust of which Mr. Engelman is a trustee and a beneficiary and as to which he disclaims beneficial ownership except to the extent of his interest in the trust.  Voting and investment power are shared for all shares owned by the trust.

NOMINEES FOR DIRECTOR –
Term Ending 2011

Shares Beneficially Owned(1)

Kenneth M. Jastrow, II, 63, a Director since 1994, has, since December 2007, been the non-executive Chairman of the Board of Forestar Group Inc. (“Forestar”), which is engaged in various real estate and natural resource businesses.  From January 2000 until December 28, 2007, Mr. Jastrow served as Chairman and Chief Executive Officer of Temple-Inland Inc. (“TI”), a paper and forest products company which during Mr. Jastrow’s tenure also had interests in real estate and financial services. Mr. Jastrow currently serves as our Lead Director. He is also a director of KB Home and Genesis Energy, LLC, the general partner of Genesis Energy, LP, a publicly-traded master limited partnership. In addition, during the past five years, Mr. Jastrow served as a director of Guaranty Financial Group and its subsidiary Guaranty Bank (from December 2007 through August 2008). Mr. Jastrow brings to the Board senior executive and leadership experience gained through his service as chairman and chief executive officer at a public company with diversified business operations in sectors relevant to our operations, experience in the real estate, mortgage banking and financial services industries, and knowledge of corporate governance matters gained through his service as a non-executive chairman and on public company boards.
89,109(2)(3)

Daniel P. Kearney, 71, a Director since 1999, has been a business consultant and private investor for more than five years. Mr. Kearney served as Executive Vice President and Chief Investment Officer of Aetna, Inc., a provider of health and retirement benefit plans and financial services, from 1991 to 1998. He was President and Chief Executive Officer of the Resolution Trust Corporation Oversight Board from 1990 to 1991, a principal of Aldrich, Eastman & Waltch, Inc., a pension fund advisor, from 1988 to 1989, and a managing director at Salomon Brothers Inc, an investment banking firm, from 1977 to 1988. He is also a director of Fiserv, Inc. and MBIA, Inc. Mr. Kearney brings to the Board investment expertise, skill in assessing and managing investment and credit risk, broad-based experience in a number of areas relevant to our business, including insurance and financial services, and senior executive experience gained at a major public insurance company.
176,728(3)

Donald T. Nicolaisen, 66, a Director since 2006, was the Chief Accountant of the United States Securities and Exchange Commission from September 2003 to November 2005, when he retired from full time employment.  Prior to joining the SEC, he was a Senior Partner at PricewaterhouseCoopers LLP, an accounting firm that he joined in 1967.  He is also a director of Verizon Communications Inc., Morgan Stanley and Zurich Financial Services Group. Mr. Nicolaisen brings to the Board financial and accounting expertise acquired from his 36 years of service with a major public accounting firm and his tenure as Chief Accountant at the SEC, as well as an understanding of the range of issues facing large financial services companies gained through his service on the boards of public companies operating in the insurance and financial services industries.
60,642(3)

DIRECTORS CONTINUING IN OFFICE -
Term Ending 2012

Shares Beneficially Owned(1)

Curt S. Culver, 58, a Director since 1999, has been our Chairman of the Board since January 2005 and our Chief Executive Officer since January 2000.  He served as our President from January 1999 to January 2006.  Mr. Culver has been Chief Executive Officer of Mortgage Guaranty Insurance Corporation (“MGIC”) since January 1999 and held senior executive positions with MGIC for more than five years before then. He is also a director of Wisconsin Electric Power Company and Wisconsin Energy Corporation. Mr. Culver brings to the Board extensive knowledge of our business and operations, a long-term perspective on our strategy and the ability to lead the Company and the Board as the Company faces ongoing challenges.
880,269(4)

William A. McIntosh, 71, a Director since 1996, was an executive committee member and a managing director at Salomon Brothers Inc., an investment banking firm, when he retired in 1995 after 35 years of service. In addition, during the past five years, Mr. McIntosh served as a director of Northwestern Mutual Series Fund Inc. (27 funds) (through 2009). Mr. McIntosh brings to the Board extensive experience in the financial services industry gained from his 35-year tenure at a large investment banking firm and his service on several mutual fund boards, expertise in evaluating companies’ strategies, operations and risks acquired through his work as an investment banker, and financial and accounting expertise.
82,848(2)(3)

Leslie M. Muma, 66, a Director since 1995, is retired and was Chief Executive Officer of Fiserv, Inc., a financial industry automation products and services firm from 1999 until December 2005. He was also a director of Fiserv, Inc. through 2005.  Before serving as Fiserv’s Chief Executive Officer, he was its President for many years. Mr. Muma brings to the Board experience in the financial services industry acquired through a career serving as a chief executive officer and president at a financial industry automation products and services firm, as well as management and operations experience, and leadership skills.
106,122(2)(3)(5)

Mark M. Zandi, 51, a Director since 2010, is Chief Economist of Moody’s Analytics, where he directs economic research and consulting. Moody’s Analytics is a subsidiary of Moody’s Corporation that is separately managed from Moody’s Investor Services, the rating agency subsidiary of Moody’s Corporation.  Dr. Zandi, with his economics and residential real estate industry expertise, brings to the Board a deep understanding of the economic factors that shape our industry.  In addition, Dr. Zandi has expertise in the legislative and regulatory processes relevant to our business.
17,989(3)

DIRECTORS CONTINUING IN OFFICE -
Term Ending 2013

Shares Beneficially Owned(1)

James A. Abbott, 71, a Director since 1989, has been Chairman and a principal of American Security Mortgage Corp., a mortgage banking firm, since June 1999.  He served as President and Chief Executive Officer of First Union Mortgage Corporation, a mortgage banking company licensed in all 50 states and nationally ranked in the top 10 in origination and loan servicing during his tenure, from January 1980 to December 1994. Mr. Abbott brings to the Board more than 40 years of experience in the mortgage banking industry, gained through his service as chairman and as chief executive officer of two mortgage banking companies, and in banking as a member of the corporate management committee of a major bank holding company for 15 years.
64,253(2)(3)

Thomas M. Hagerty, 48, a Director since 2001, has been a managing director with Thomas H. Lee Partners, L.P. and its predecessor Thomas H. Lee Company (“THL”), a private investment firm, since 1992 and has been with the firm since 1988. Mr. Hagerty previously was in the Mergers and Acquisitions Department of Morgan Stanley & Co. Incorporated. He is also a director of Ceridian Corporation, Fidelity National Financial, Inc., Fidelity National Information Services, Inc. and MoneyGram International, Inc. In an attempt to preserve the value of an investment in Conseco, Inc. by an affiliate of THL, Mr. Hagerty served as the interim chief financial officer of Conseco from July 2000 until April 2001. In December 2002, Conseco filed a petition under the federal bankruptcy code. Mr. Hagerty brings to the Board experience in and knowledge of the financial services and investment industries, expertise in analyzing and monitoring substantial investment positions gained through his work in private equity, expertise in evaluating companies’ strategies, operations and risks gained through his work in investment banking, and corporate governance experience acquired through his service on numerous public company boards.
73,670(3)

Bruce L. Koepfgen, 58, a Director since 2010, is currently a private investor. From 2003 until early in 2009, Mr. Koepfgen served on the Executive Committee of Allianz Global Investors (“AGI”), one of the largest global asset managers, whose units include PIMCO, and as CEO of AGI’s Oppenheimer Capital unit. Prior to joining Allianz, Mr. Koepfgen provided consulting services on the launch, financing and management of early stage companies, which followed a 23-year career at Salomon Brothers Inc where he was a Managing Director when he left in 1999. In addition, during the past five years, Mr. Koepfgen served as a director of Thermo Fisher Scientific during 2006.  Mr. Koepfgen brings to the Board extensive experience in the financial services industry gained from his nearly 30 years experience in investment banking / global asset management, as well as expertise in evaluating companies’ strategies, operations and risks acquired through his work as an investment banker and as a consultant for early stage companies.
14,651(3)

DIRECTORS CONTINUING IN OFFICE -
Term Ending 2013

Shares Beneficially Owned(1)

Michael E. Lehman, 60, a Director since 2001, has been the Chief Financial Officer of Palo Alto Networks, a privately-held network security firm, since April 2010.  Prior to that, he was the Executive Vice President and Chief Financial Officer of Sun Microsystems, Inc., a provider of computer systems and professional support services, from February 2006 to January 2010, when Sun Microsystems, Inc. was acquired by Oracle Corporation.  From July 2000 until his initial retirement in September 2002, he was Executive Vice President of Sun Microsystems; he was its Chief Financial Officer from February 1994 to July 2002, and held senior executive positions with Sun Microsystems for more than five years before then. In addition, during the past five years, Mr. Lehman served as a director of Echelon Corporation (through 2006), NetIQ Corporation (through 2006) and Sun Microsystems, Inc. (through 2006). Mr. Lehman brings to the Board financial and accounting knowledge gained through his service as chief financial officer of a large, multinational public company, skills in addressing the range of financial issues facing a large company with complex operations, senior executive and operational experience, and leadership skills.
38,145(3)

____________

(1)
Ownership information is as of March 4, 2011.  Unless otherwise noted, all directors have sole voting and investment power with respect to the shares. Common Stock beneficially owned by each director represents less than 1% of the total number of shares outstanding.

(2)	Includes 2,000 shares held under our 1993 Restricted Stock Plan for Non-Employee Directors. The directors have sole voting power and no investment power over these shares.

(3)
Includes shares underlying RSUs as follows: Mr. Abbott — 3,050; Mr. Hagerty — 3,050; Mr. Jastrow — 3,050; Mr. Kearney — 3,050; Mr. Lehman — 3,050; Mr. McIntosh — 3,050; Mr. Muma — 3,050; and Mr. Nicolaisen — 1,700. Such units were issued pursuant to our RSU award program (See “Compensation of Directors— Former RSU Award Program”) and could be settled in shares of Common Stock within 60 days of the record date.

Also includes the following RSUs, which are held under the Deposit Share Program for Non-Employee Directors under our 2002 Stock Incentive Plan (See “Compensation of Directors — Former Deposit Share Program”) and could be settled in shares of Common Stock within 60 days of the record date: Mr. Abbott —1,491; Mr. Hagerty — 17,105; Mr. Jastrow — 19,769; Mr. Kearney —5,733; Mr. Muma — 4,098; and Mr. Nicolaisen —14,517. Directors have neither voting nor investment power over the shares underlying any of these units.

Includes 6,733 shares that Mr. Jastrow held under the Deposit Share Program for Non-Employee Directors under our 1991 Stock Incentive Plan and 2002 Stock Incentive Plan. Mr. Jastrow has sole voting power and no investment power over these shares.

Also includes cash-settled share units held under our Deferred Compensation Plan (See “Compensation of Directors — Deferred Compensation Plan and Annual Grant of Share Units”) over which the directors have neither voting nor investment power, as follows: Mr. Abbott — 26,275; Mr. Hagerty — 45,334; Mr. Jastrow — 56,411; Mr. Kearney — 90,462; Mr. Koepfgen — 14,651; Mr. Lehman — 27,656; Mr. McIntosh — 26,275; Mr. Muma — 53,983; Mr. Nicolaisen — 44,243; and Dr. Zandi — 17,989.

(4)
Includes 280,000 shares which Mr. Culver had the vested right to acquire as of March 3, 2011 under options granted to Mr. Culver; 12,673 shares held in our Profit Sharing and Savings Plan and Trust; and 4,800 restricted shares awarded under our 2002 Stock Incentive Plan, over which Mr. Culver has sole voting power but no investment power.  Excludes 586,763 shares underlying RSUs awarded under our 2002 Stock Incentive Plan over which he has neither voting nor investment power.

(5)	Includes 9,132 shares owned by a trust of which Mr. Muma is a trustee and a beneficiary and as to which Mr. Muma disclaims beneficial ownership except to the extent of his interest in the trust.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE THREE NOMINEES. SIGNED PROXY CARDS AND VOTING INSTRUCTION FORMS WILL BE VOTED FOR THE NOMINEES UNLESS A SHAREHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD OR VOTING INSTRUCTION FORM.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE PLACEMENT OF TWO DIRECTORS ELECTED TO THE BOARD OF DIRECTORS IN 2010 INTO CLASSES WHOSE TERMS CONTINUE PAST THE ANNUAL MEETING.  SIGNED PROXY CARDS AND VOTING INSTRUCTION FORMS WILL BE VOTED FOR THE RATIFICATION OF SUCH PLACEMENT OF THE TWO DIRECTORS UNLESS A SHAREHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD OR VOTING INSTRUCTION FORM.

Corporate Governance and Board Matters

The Board of Directors, which is elected by our shareholders, oversees the management of the Company and our business. The Board selects our CEO and in conjunction with our CEO selects the rest of our senior management team, which is responsible for operating our business.

Corporate Governance Guidelines and Code of Business Conduct

The Board has adopted Corporate Governance Guidelines, which set forth a framework for our governance.  The Guidelines cover the Board’s composition, leadership, meeting process, director independence, Board membership criteria, committee structure and functions, succession planning and director compensation.  Among other things, the Board meets in executive session outside the presence of any member of our management after each Board meeting at which directors are present in person and at any additional times determined by the Board or the Lead Director. Mr. Jastrow has, for several years, presided at these sessions and has served as the Board’s Lead Director since the position was created in October 2009.  See “Board Leadership” for information about the Lead Director’s responsibilities and authority. The Corporate Governance Guidelines provide that a director shall not be nominated by the Board for re-election if at the date of the Annual Meeting of Shareholders, the director is age 72 or more.  In accordance with this provision of the Corporate Governance Guidelines, Mr. Engelman has not been nominated for re-election at the Annual Meeting and will retire from our Board of Directors in May 2011.  The Corporate Governance Guidelines also provide that a director who retires from his principal employment or joins a new employer shall offer to resign from the Board and a director who is an officer of MGIC and leaves MGIC must resign from the Board.  In accordance with the Corporate Governance Guidelines, on May 13, 2010, Dr. Karl E. Case, who had served on our Board since 1991, asked the Board to accept his resignation from our Board of Directors effective June 30, 2010 and coinciding with his retirement from Wellesley College where he had been the Katherine Coman and A. Barton Hepburn Professor of Economics.  The Board of Directors accepted his resignation, effective June 30, 2010.  The Board expresses its gratitude for the wise counsel and dedication Mr. Case provided to the Company during his Board tenure.

We have a Code of Business Conduct emphasizing our commitment to conducting our business in accordance with legal requirements and high ethical standards.  The Code applies to all employees, including our executive officers, and specified portions are applicable to our directors.  Certain portions of the Code that apply to transactions with our executive officers, directors, and their immediate family members are described under “Related Person Transactions” below. These descriptions are subject to the actual terms of the Code.

Our Corporate Governance Guidelines and our Code of Business Conduct are available on our website (http://mtg.mgic.com) under the “Investor Information; Corporate Governance” links. Written copies of these documents are available to any shareholder who submits a written request to our Secretary. We intend to disclose on our website any waivers from, or amendments to, our Code of Business Conduct that are subject to disclosure under applicable rules and regulations.

Director Independence

To assist in assessing director independence, the Board has adopted independence standards, which are set forth below and in our Corporate Governance Guidelines, which are available on our website (http://mtg.mgic.com) under the “Investor Information; Corporate Governance” links. The standards adopted by the Board are consistent with the director independence criteria included in the New York Stock Exchange (the “NYSE”) listing standards. Upon the retirement of Mr. Engelman in May 2011, the Board of Directors will have eleven members.  The Board has determined that all of our directors except for Mr. Culver, our CEO, and thus a substantial majority of the directors on the Board, are independent. In addition, each of the Audit, Management Development, Nominating and Governance, Risk Management and Securities Investment Committees consists entirely of independent directors. All members of the Audit Committee meet additional, heightened independence criteria applicable to audit committee members under SEC and NYSE rules and the independence standards adopted by the Board.

Under the NYSE listing standards, an “independent” director is a director whom the Board has determined has no material relationship with the Company or any of its consolidated subsidiaries (for purposes of this section, collectively referred to as the “Company”), either directly, or as a partner, shareholder or officer of an organization that has a relationship with the Company. To determine that there were no material relationships, the Board applies the independence standards set forth below.  A director is independent if the standards below are met.

•
Within the last three years, neither the director nor a member of the director’s immediate family was, in the case of an immediate family member, an executive officer of the Company, and in the case of a director, an employee of the Company, other than in the case of a director, an interim CEO or other executive officer or Chairman;

•
Within the last three years, neither the director nor a member of the director’s immediate family was the recipient of more than $120,000 during a 12-month period within such three years in direct compensation from the Company, other than compensation for service as a director of the Company or as interim CEO or other executive officer or Chairman;

•
Within the last three years, neither the director nor a member of the director’s immediate family was a partner or employee of the firm that is serving as the independent auditor of the Company if the rules of the NYSE would preclude the director’s independence;

•
The director does not have a material relationship with the Company in the sense that such relationship could reasonably call into question whether the director is independent from the management of the Company. Such relationships may arise as a result of the director’s being a service provider, customer or lender or through transactions between the director and the Company. Relationships that may impair independence may be indirect and arise through the director’s position with (other than solely as a director) or ownership of an entity that has a relationship with the Company. However, transactions in the ordinary course of the Company’s business that do not exceed the threshold in the next sentence shall be deemed not to impair independence. Transactions during the year involving payments for property or services between the Company and another person in which the director is an executive officer or employee, or a member of the director’s immediate family is an executive officer that exceed the greater of $1 million or 2% of the other person’s consolidated gross revenues for the fiscal year in which the transaction occurred shall be deemed to impair independence until three years (or such shorter period as provided in the rules of the New York Stock Exchange) after the threshold is not exceeded but only for so long as the officer or employment relationship exists; and

•
A director (the “first director”) is not independent if an executive officer of the Company is a director of a company that employs the first director as an executive officer. In addition, if an executive officer of the Company is or was on the compensation committee of a company that employs the first director (or a member of the first director’s immediate family) as an executive officer, the first director is not independent until three years after the executive officer ceased being on that committee or the first director (or immediate family member) ceased being an employee or executive officer of such company.

For purposes of this definition, a director’s immediate family consists of the director’s parents, parents-in-law, siblings, siblings-in-law, spouse, children, children-in-law, and anyone else who shares the director’s home, but excludes persons who are no longer immediate family members as a result of legal separation, divorce, death or incapacity.

In making its independence determinations, the Board considered mortgage insurance premiums that we received on loans where American Security Mortgage Corp. (of which Mr. Abbott is the Chairman and a principal) was the original insured and our provision of contract underwriting services to American Security Mortgage Corp. These transactions were below the quantitative threshold noted above and were entered into in the ordinary course of both our and American Security Mortgage Corp.’s businesses. The Board also considered payments we made to Moody’s Analytics (of which Dr. Zandi is an executive officer) for subscription services for Moody’s Economy.com and related publications, and payments to Moody’s Investor Services for credit rating services. These transactions were below the quantitative threshold noted above and were entered into in the ordinary course of our, Moody’s Analytics and Moody’s Investor Services’ businesses.

Board Leadership

Currently, Mr. Culver serves as Chairman of the Board and Chief Executive Officer. The Board believes that we and our shareholders are best served at this time by this leadership structure, in which a single leader serves as Chairman and CEO and the Board has a Lead Director. Combining the roles of Chairman and CEO makes clear that the person serving in these roles has primary responsibility for managing our business, under the oversight and review of the Board. Under this structure, the Chairman and CEO chairs Board meetings, where the Board discusses strategic and business issues. The Board believes that this approach makes sense because the CEO is the individual with primary responsibility for developing our strategy, directing the work of other officers and leading implementation of our strategic plans as reviewed by the Board. This structure results in a single leader being directly accountable to the Board and, through the Board, to shareholders, and enables the CEO to act as the key link between the Board and other members of management. In addition, the Board believes that having a combined Chairman and CEO is appropriate for us at this time because of Mr. Culver’s familiarity with our business and history of outstanding leadership. Mr. Culver has been with us since 1985, and has served as Chief Executive Officer since 2000 and as Chairman of the Board since 2005.

Because the Board also believes that strong, independent Board leadership is a critical aspect of effective corporate governance, the Board has established the position of Lead Director. The Lead Director is an independent director selected by the independent directors. Mr. Jastrow has served as the Lead Director since the position was established in 2008. The Lead Director’s responsibilities and authority include:

•	presiding at all meetings of the Board at which the Chairman and CEO is not present;

•
having the authority to call and leading executive sessions of the non-management directors between Board meetings (the Board meets in executive session after each Board meeting at which directors are present in person);

•	serving as a conduit between the Chairman and CEO and the non-management directors to the extent requested by the non-management directors;

•	serving as a conduit for the Board’s informational needs, including proposing topics for Board meeting agendas; and

•	being available, if requested by major shareholders, for consultation and communication.

The Board believes that a single leader serving as Chairman and CEO, together with an experienced and engaged Lead Director, is the most appropriate leadership structure for the Board at this time. The Board reviews the structure of the Board and the Board’s leadership as part of the succession planning process. The Board reviews succession planning for the CEO annually. The Management Development, Nominating and Governance Committee is responsible for overseeing this process and periodically reports to the Board.

Communicating with the Board

Shareholders and other interested persons can communicate with the members of the Board, the non-management members of the Board as a group or the Lead Director, by sending a written communication to our Secretary, addressed to: MGIC Investment Corporation, Secretary, P.O. Box 488, Milwaukee, WI 53201. The Secretary will pass along any such communication, other than a solicitation for a product or service, to the Lead Director.

Board Attendance

The Board of Directors held nine meetings during 2010. Each director attended at least 75% of the meetings of the Board and committees of the Board on which he served during 2010. The annual meeting of shareholders is scheduled in conjunction with a Board meeting and, as a result, directors are expected to attend the annual meeting. Nine of our eleven directors attended our 2010 annual meeting of shareholders.

Committees

The Board has five committees: Audit; Management Development, Nominating and Governance; Risk Management; Securities Investment; and Executive. Information regarding these committees is provided below. The charters of the Audit, Management Development, Nominating and Governance, Risk Management and Securities Investment Committees are available on our website (http://mtg.mgic.com) under the “Investor Information; Corporate Governance” links. Written copies of these charters are available to any shareholder who submits a written request to our Secretary. The functions of the Executive Committee are established under our Bylaws and are described below.

Audit Committee

The members of the Audit Committee are Messrs. Lehman (Chairman), Abbott, Engelman, Kearney and McIntosh. The Board’s determination that each of these directors meets all applicable independence requirements took into account the heightened independence criteria that apply to Audit Committee members under SEC and NYSE rules. The Board has determined that Mr. Lehman is an “audit committee financial expert” as defined in SEC rules. The Committee met 13 times during 2010.

Audit Committee Report

The Audit Committee assists the oversight by the Board of Directors of the integrity of MGIC Investment Corporation’s financial statements, the effectiveness of its system of internal controls, the qualifications, independence and performance of its independent accountants, the performance of its internal audit function, and its compliance with legal and regulatory requirements.

The Audit Committee reviewed and discussed with management and PricewaterhouseCoopers LLP (“PwC”), MGIC Investment Corporation’s independent registered public accounting firm, its audited financial statements for the year ended December 31, 2010. The Audit Committee discussed with PwC the matters required to be discussed by PCAOB AU 380 (“Communication with Audit Committees”). The Audit Committee also received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding auditor-audit committee communications about independence and discussed with PwC their independence from MGIC Investment Corporation and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that MGIC Investment Corporation’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2010, which has been filed with the SEC. These are the same financial statements that appear in MGIC Investment Corporation’s Annual Report to Shareholders.

Members of the Audit Committee:

Michael E. Lehman, Chairman
James A. Abbott
David S. Engelman
Daniel P. Kearney
William A. McIntosh

Management Development, Nominating and Governance Committee

The members of the Management Development, Nominating and Governance Committee are Messrs. Jastrow (Chairman), Hagerty, Muma and Nicolaisen. The Committee met six times during 2010. The Committee is responsible for overseeing our executive compensation program, including approving corporate goals relating to compensation for our CEO, determining our CEO’s annual compensation and approving compensation for our other senior executives. The Committee prepares the Compensation Committee Report and reviews the Compensation Discussion and Analysis included in our proxy statements. The Committee also makes recommendations to the Board regarding the compensation of directors. Although the Committee may delegate its responsibilities to subcommittees, it has not done so.

The Committee receives briefings throughout the year on information that includes: detailed breakdowns of the total compensation of the named executive officers, including information showing total compensation for at least the previous five years; the amount that our named executive officers realized in at least the previous five years pursuant to sales of shares awarded under equity grants; the total amount of stock, stock options, restricted stock and RSUs held by each named executive officer (restricted stock and RSUs are collectively referred to in this proxy statement as “restricted equity”); and the other compensation information disclosed in this proxy statement under the SEC’s rules.

The Committee has retained Frederic W. Cook & Co., a nationally recognized executive compensation consulting firm, to advise it. The Committee retains this compensation consultant to, among other things, help it to evaluate and oversee our executive compensation program and to review the compensation of our directors. The scope of the compensation consultant’s services during 2010 is described under “Compensation of Executive Officers — Compensation Discussion and Analysis — Other Matters” below. In providing its services to the Management Development, Nominating and Governance Committee, the compensation consultant regularly interacts with our senior management. The compensation consultant does not provide any other services to us and it did not do so in 2010.

The Committee also oversees the CEO succession planning process, and makes recommendations to the Board to fill open director and committee member positions. In addition, the Committee reviews our Corporate Governance Guidelines and oversees the Board’s self-evaluation process. Finally, the Committee identifies new director candidates through recommendations from Committee members, other Board members and our executive officers, and will consider candidates who are recommended by shareholders.

Shareholders may recommend a director candidate for consideration by the Management Development, Nominating and Governance Committee by submitting background information about the candidate, a description of his or her qualifications and the candidate’s consent to being recommended as a candidate. If the candidate is to be considered for nomination at the next annual shareholders meeting, the submission must be received by our corporate Secretary in writing no later than December 1 of the year preceding the meeting. Information on shareholder nominations is provided under “About the Meeting and Proxy Materials” in response to the question “What are the deadlines for submission of shareholder proposals for the next annual meeting?”

The Committee evaluates new director candidates under the criteria described under “Information About Nominees for Election and Directors Whose Terms Continue Past the Annual Meeting,” as well as other factors the Committee deems relevant, through background reviews, input from other members of the Board and our executive officers, and personal interviews with the candidates. The Committee will evaluate any director candidates recommended by shareholders using the same process and criteria that apply to candidates from other sources.

Risk Management Committee

The members of the Risk Management Committee are Messrs. Engelman (Chairman), Abbott, Koepfgen and Nicolaisen, and Dr. Zandi. The Committee met nine times in 2010.  The Committee is responsible for overseeing management’s operation of our mortgage insurance business, including reviewing and evaluating with management the insurance programs, rates, underwriting guidelines and changes in market conditions affecting our business. The Risk Management Committee supports the Board’s role in overseeing the risks facing the Company, as described in more detail below under “Board Oversight of Risk.”

Securities Investment Committee

The members of the Securities Investment Committee are Messrs. Kearney (Chairman), Koepfgen, McIntosh and Muma.  The Committee met seven times in 2010.  The Committee oversees management of our investment portfolio and the investment portfolios of our employee benefit plans for which the plan document does not assign responsibility to other persons. The Committee also makes recommendations to the Board regarding our capital management, including dividend policy, repurchase of shares and external funding.

Executive Committee

The Executive Committee provides an alternative to convening a meeting of the entire Board should a matter arise between Board meetings that requires Board authorization. The members of the Committee are Messrs. Culver (Chairman), Jastrow and Muma.  The Committee did not meet in 2010.  The Committee is established under our Bylaws and has all authority that the Board may exercise with the exception of certain matters that under the Wisconsin Business Corporation Law are reserved to the Board itself.

Board Oversight of Risk

Our senior management is charged with identifying and managing the risks facing our business and operations.  The Board of Directors is responsible for oversight of how our senior management addresses these risks to the extent they are material. In this regard, the Board seeks to understand the material risks we face and to allocate, among the full Board and its committees, responsibilities for overseeing how management addresses the risks, including the risk management systems and processes that management uses for this purpose. Overseeing risk is an ongoing process. Accordingly, the Board periodically considers risk throughout the year and also with respect to specific proposed actions.

The Board implements its risk oversight function both as a whole and through delegation to various committees. These committees meet regularly and report back to the full Board. The following four committees play significant roles in carrying out the risk oversight function.

•
The Management Development, Nominating and Governance Committee:  The Management Development, Nominating and Governance Committee evaluates the risks and rewards associated with our compensation philosophy and programs.

•	The Risk Management Committee: The Risk Management Committee oversees risks related to our mortgage insurance business.

•	The Securities Investment Committee: The Securities Investment Committee oversees risks related to our investment portfolio and capital management.

•
The Audit Committee:  The Audit Committee oversees our processes for assessing risks and the effectiveness of our system of internal controls. In performing this function, the Audit Committee considers information from our independent registered public accounting firm and internal auditors and discusses relevant issues with management, the Internal Audit Director and the independent registered public accounting firm. As noted above, risks are also reviewed by the Management Development, Nominating and Governance Committee, the Risk Management and the Securities Investment Committees.

We believe that our leadership structure, discussed in “Board Leadership” above, supports the risk oversight function of the Board. We have a combined Chairman of the Board and CEO who keeps the Board informed about the risks facing us.  In addition, independent directors chair the various committees involved with risk oversight and there is open communication between senior management and directors.

Compensation of Directors

Under our Corporate Governance Guidelines, compensation of non-management directors is reviewed periodically by the Management Development, Nominating and Governance Committee. Mr. Culver is our CEO and receives no additional compensation for service as a director and he is not eligible to participate in any of the following programs or plans.

Annual and Meeting Fees:  In 2010, our non-management directors were paid an annual retainer of $100,000, our Lead Director was paid an additional annual retainer of $25,000 and the Chairpersons of the Audit Committee and other Board committees received additional annual fees of $20,000 and $10,000, respectively.  Non-Chairperson directors who were members of the Audit Committee in 2010 received an additional $5,000 annual fee.  In addition, after the fifth Board or Committee meeting attended during 2010, our non-management directors also received $3,000 for each Board meeting attended, and $2,000 for all Committee meetings attended on any one day.  Finally, subject to certain limits, we reimburse directors, and for meetings not held on our premises, their spouses, for travel, lodging and related expenses incurred in connection with attending Board and Committee meetings.

Deferred Compensation Plan and Annual Grant of Share Units:  Our non-management directors can elect to defer payment of all or part of the annual and meeting fees until the director’s death, disability, termination of service as a director or to another date specified by the director. A director who participates in this plan will have his or her deferred compensation account credited quarterly with interest accrued at an annual rate equal to the six-month U.S. Treasury Bill rate determined at the closest preceding January 1 and July 1 of each year. In 2008 and prior years, our non-management directors could, as an alternative, elect to have the fees deferred during a quarter translated into share units. Each share unit is equal in value to one share of our Common Stock and is ultimately distributed only in cash. If a director deferred fees into share units, dividend equivalents in the form of additional share units are credited to the director’s account as of the date of payment of cash dividends on our Common Stock.

Under the Deferred Compensation Plan, we also provide an annual grant of share units to each director. These share units vest on April 1 in the year after they are awarded. Share units that have not vested when a director leaves the Board are forfeited, except in the case of the director’s death or certain events specified in the Deferred Compensation Plan. The Management Development, Nominating and Governance Committee may waive the forfeiture. Dividend equivalents in the form of additional share units are credited to the director’s account as of the date of payment of cash dividends on our Common Stock. In January 2010, each of our non-management directors was granted share units valued at $100,000, which will vest on April 1, 2011.  Those directors who were elected to the Board during 2010 were granted a pro rata number of share units based on the portion of the vesting period that they will serve on the Board.

Former Deposit Share Program:  In 2009, we eliminated the Deposit Share Program, which was previously offered to directors under our 2002 Stock Incentive Plan. Under the Deposit Share Program a non-management director was able to purchase shares of Common Stock from us at fair market value which were then held by us.  The amount that could be used to purchase shares could not exceed the director’s annual and meeting fees for the preceding year.  We matched each of these shares with one and one-half shares of restricted stock or, at the director’s option, RSUs.  A director who deferred annual and meeting fees from the prior year into share units under the plan described above was able to reduce the amount needed to purchase Common Stock by the amount so deferred.  For matching purposes, the amount so deferred was treated as if shares had been purchased and one and one-half shares of restricted stock or RSUs were awarded for each such share.

Between 2005 and 2008, the restricted stock and RSUs awarded under the program vested one year after the award.  Prior to 2005, vesting occurred on the third anniversary of the award unless a director chose a later date.  Except for gifts to family members, the restricted stock could not be transferred prior to vesting; RSUs were not transferable.  Awards that have not vested when a director leaves the Board are forfeited, except in the case of the director’s death or certain events specified in the agreement relating to the awards.  The Management Development, Nominating and Governance Committee may waive the forfeiture.  All shares of restricted stock and RSUs vest on the director’s death and will immediately become vested upon a change in control.  RSUs that have vested are settled in Common Stock when the director is no longer a Board member.  The director receives a cash payment equivalent to the dividend corresponding to the number of shares underlying the director’s RSUs outstanding on the record date for Common Stock dividends.

Former RSU Award Program:  We eliminated the RSU Award Program in 2009.  Prior to its elimination, our non-management directors were each awarded RSUs representing 850 shares of Common Stock under the program annually. The RSUs vested on or about the first anniversary of the award date, or upon the earlier death of the director. RSUs that have vested will be settled in Common Stock when the director is no longer a Board member.  The director receives a cash payment equivalent to the dividend corresponding to the number of shares underlying the director’s RSUs outstanding on the record date for Common Stock dividends.

Former Restricted Stock Plan:  Non-management directors elected to the Board before 1997 were each awarded, on a one-time basis, 2,000 shares of Common Stock under our 1993 Restricted Stock Plan for Non-Employee Directors.  The shares are restricted from transfer until the director ceases to be a director by reason of death, disability or retirement, and are forfeited if the director leaves the Board for another reason unless the forfeiture is waived by the plan administrator.  In 1997, the Board decided that no new awards of Common Stock would be made under the plan.

Equity Ownership Guidelines:  The Management Development, Nominating and Governance Committee has adopted equity ownership guidelines for directors under which each member of the Board is expected to own 25,000 shares of our equity. Equity owned consists of shares owned outright by the director, restricted equity and share units that have vested or are scheduled to vest within one year. Directors are expected to achieve the ownership guideline within five years after joining the Board. All of our directors are in compliance with the guidelines because they either own 25,000 shares of our equity or they joined the Board of Directors within the last five years.

Other:  We also pay premiums for directors and officers liability insurance under which the directors are insureds.

2010 DIRECTOR COMPENSATION

The following table shows the compensation paid to each of our non-management directors in 2010. Mr. Culver, our CEO, is also a director but receives no compensation for service as a director.

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2)	Total ($)
James A. Abbott	137,000		100,000	237,000
Karl E. Case	58,000		100,000	158,000	(3)
David S. Engelman	144,500		100,000	244,500
Thomas M. Hagerty	106,000		100,000	206,000
Kenneth M. Jastrow, II	149,000	(4)	100,000	249,000
Daniel P. Kearney	145,000		100,000	245,000
Bruce L. Koepfgen	25,000		35,100	60,100
Michael E. Lehman	145,000		100,000	245,000
William A. McIntosh	135,000		100,000	235,000
Leslie M. Muma	111,000		100,000	211,000
Donald T. Nicolaisen	112,000		100,000	212,000
Mark M. Zandi	50,000		56,500	106,500
_____________

(1)
Mr. Hagerty elected to defer all the fees shown in this column, and Mr. Nicolaisen elected to defer meeting fees of $12,000, into an interest-bearing account as described under “Corporate Governance and Board Matters — Compensation of Directors — Deferred Compensation Plan” above.

(2)
The amounts shown in this column represent the grant date fair value of the annual share unit award granted to non-management directors in 2010 under our Deferred Compensation Plan, computed in accordance with FASB Accounting Standard Codification (“ASC”) Topic 718.  The value of each share unit is equal to the value of our common stock on the grant date.  See “Compensation of Directors — Deferred Compensation Plan and Annual Grant of Share Units” above for more information about these grants.

At December 31, 2010, the aggregate number of stock awards (including restricted stock, restricted stock units, and share units granted under our Deferred Compensation Plan) outstanding and owned by our non-management directors was as follows: Mr. Abbott — 21,693; Mr. Engelman — 20,202; Mr. Hagerty — 54,366; Mr. Jastrow — 76,840; Mr. Kearney — 88,121; Mr. Koepfgen — 3,528; Mr. Lehman — 19,583; Mr. McIntosh — 20,202; Mr. Muma — 52,008; Mr. Nicolaisen — 49,336; and Dr. Zandi — 6,865.  At December 31, 2010, the aggregate number of shares owned directly or in trusts by our non-management directors was as follows: Mr. Abbott — 31,437; Mr. Engelman — 30,143; Mr. Hagerty — 8,181; Mr. Jastrow — 1,146; Mr. Kearney — 77,483; Mr. Lehman — 7,439; Mr. McIntosh — 51,523; Mr. Muma — 42,991; and Mr. Nicolaisen — 182.  At December 31, 2010, the total stock awards outstanding and direct / trust ownership of stock held by each of our directors was as follows: Mr. Abbott — 53,130; Mr. Engelman — 50,345; Mr. Hagerty — 62,547; Mr. Jastrow — 77,986; Mr. Kearney — 165,604; Mr. Koepfgen — 3,528; Mr. Lehman — 27,022; Mr. McIntosh — 71,725; Mr. Muma — 94,999; Mr. Nicolaisen — 49,518; and Dr. Zandi — 6,865.

(3)
Includes amounts associated with a stock award forfeited upon retirement on June 30, 2010.  Based on the closing price of the Common Stock on the New York Stock Exchange on June 30, 2010, which was $6.89, the value of the stock award on the date of the forfeiture was $104,394.

On July 22, 2010, after his retirement, Dr. Case was retained by us to provide consulting services to the Risk Management Committee and our senior management during a one year transition period.  The last of four quarterly payments of $32,500 is payable July 31, 2011.  These payments are not reflected in the table above.

(4)	Includes $25,000 retainer paid for services as Lead Director.

Item 3 -- Approval of an amendment to our Articles of Incorporation to eliminate the classified board provisions and provide for the annual election of all directors

Our Articles of Incorporation provide that the classification of directors is as provided in our Bylaws.  Our Bylaws provide that our Board of Directors is divided into three substantially equal classes, with one class to be elected at each Annual Meeting of Shareholders, thereby making the term of each class of directors three years.

As a result of our Board’s ongoing consideration of governance practices, our Board recommends a vote to approve an amendment to our Articles of Incorporation to eliminate the classified Board of Directors provisions and to provide for the annual election by our shareholders of all directors.  The Board believes that while a classified Board structure helps to assure a longer-term focus, declassification is consistent with the trend at larger companies towards annual election of all directors.

This proposal will not change the remaining terms of our incumbent directors, the current number of directors, or the Board’s authority to change the number of directors and to fill any vacancy in the Board, including a vacancy created by an increase in the number of directors. If the proposed amendments are approved at the 2011 Annual Meeting, beginning with the 2012 Annual Meeting, all directors standing for election by shareholders will be elected for one-year terms.  If the proposed amendments are approved, our Board of Directors will become fully declassified at the 2014 Annual Meeting of Shareholders.  Until a director is elected by shareholders for a one-year term, the classification provisions of the Bylaws will continue in effect for that director.

Implementation of declassification requires an amendment to our Articles of Incorporation and Bylaws.  The text of the affected sections of our Articles of Incorporation, marked to show the proposed deletions and insertions, is attached as Appendix A to this proxy statement.  If approved, the amendment to the Articles of Incorporation will become effective upon its filing with the Wisconsin Department of Financial Institutions.  Prior to the 2012 Annual Meeting of Shareholders, assuming the amendment to the Articles of Incorporation is approved by shareholders, the Board will amend the Bylaws to eliminate the classified board provisions.

Shareholder Vote Required

Approval of the amendment to our Articles of Incorporation requires the affirmative vote of a majority of the votes cast on this matter.  Abstentions and broker non-votes will not be counted as votes cast.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO ELIMINATE THE CLASSIFIED BOARD OF DIRECTORS PROVISIONS AND TO PROVIDE FOR THE ANNUAL ELECTION OF ALL DIRECTORS.  SIGNED PROXY CARDS AND VOTING INSTRUCTION FORMS WILL BE VOTED FOR THE AMENDMENT TO THE ARTICLES OF INCORPORATION UNLESS A SHAREHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD OR VOTING INSTRUCTION FORM.

Item 4 – Advisory Vote on Executive Compensation

We are asking shareholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed under the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material contained in this proxy statement

Among the fundamental tenets of the compensation program for our named executive officers are that there should be a strong link between value realized by shareholders and the compensation of these executives and that a substantial portion of their compensation should involve equity risk.  We believe the compensation of our named executive officers in 2010 reflected these (and other) objectives of our executive compensation program.  In particular, and as explained in the Compensation Discussion and Analysis appearing elsewhere in this proxy statement,

•
After two years for which, at the recommendation of our CEO, we paid no bonuses to our named executive officers, we paid bonuses averaging about half of the maximum provided under our plan.  The factors supporting bonus payments for 2010 included total return to shareholders (66% for 2010), the quality of the business we wrote in 2010 (as measured by our incurred loss ratio), the efficiency of our operations (as measured by our expense ratio), and our success in raising capital.

•
A substantial portion (45% in 2010) of executives’ total compensation was paid in restricted equity.  None of our executives has realized any cash value from sales of equity in the company (including equity received upon the vesting of restricted stock awards) since early 2006.

In addition,

•	Our perks are minimal,

•	We have no employment agreements, except those that are effective upon a change of control, or other guaranteed compensation, and

•	Our retirement benefits are based only on salary and bonus.

While this vote is advisory and is not binding, the Board and the Management Development, Nominating and Governance Committee will review and consider the voting results when making future decisions regarding compensation of named executive officers.

Shareholder Vote Required

Approval of the compensation of our named executive officers requires the affirmative vote of a majority of the votes cast on this matter.  Abstentions and broker non-votes will not be counted as votes cast.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS. SIGNED PROXY CARDS AND VOTING INSTRUCTION FORMS WILL BE VOTED FOR THE APPROVAL OF THE EXECUTIVE COMPENSATION UNLESS A SHAREHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD OR VOTING INSTRUCTION FORM.

Item 5 – Advisory Vote on the frequency of holding future advisory votes on Executive Compensation

We are asking shareholders to vote, on an advisory basis, whether they would like to cast an advisory vote on the compensation of our named executive officers every one, two or three years. Shareholders may indicate one of four choices for this proposal on the proxy card or voting instruction form: one year, two years, three years or abstain.

The Board believes that annual shareholder advisory votes on the compensation of the Company’s executive officers are appropriate. The Board’s belief was informed by its view that in matters of executive compensation it was preferable to have more frequent shareholder feedback even though that schedule could result in undue emphasis being placed on compensation for only a single year.

While this vote is advisory and is not binding, the Board and the Management Development, Nominating and Governance Committee will review and consider the voting results when making future determinations of the frequency of advisory votes on executive compensation.  Notwithstanding the Board’s current recommendation or the voting results, the Board may in the future decide to conduct advisory votes more or less frequently than has been recommended by the shareholders.

Shareholder Vote Required

The frequency of the advisory vote on executive compensation receiving the greatest number of votes cast in favor of such frequency, whether every year, every two years or every three years, will be the frequency of the advisory vote on executive compensation that stockholders are deemed to have approved.  Abstentions and broker non-votes do not constitute a vote for any particular frequency.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR HOLDING THE ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS ANNUALLY.  SIGNED PROXY CARDS AND VOTING INSTRUCTION FORMS WILL BE VOTED FOR ANNUAL ADVISORY VOTES UNLESS A SHAREHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD OR VOTING INSTRUCTION FORM.

Compensation of Executive Officers

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis, or “CD&A,” provides information about our compensation objectives and policies for our chief executive officer, our chief financial officer and our three other most highly compensated executive officers that will place in perspective the information contained in the compensation and related tables that follow this discussion. The Management Development, Nominating and Governance Committee oversees our executive compensation program. In this CD&A, we refer to this committee as the “Committee.” Also, our chief executive officer, chief financial officer and the three other most highly compensated executive officers are collectively referred to as our “named executive officers.” The terms “we” and “our” refer to the Company. Except for year-end values, when we refer to our stock value, we use the New York Stock Exchange closing price on the trading day before the specified date.

Executive Summary

We have included what we view as an executive summary of our CD&A under Item 4, Advisory Vote on Executive Compensation.

Objectives of our Executive Compensation Program

Over the years, our executive compensation program has been based on the following objectives.

•	We want a strong link between compensation and Company performance, executive performance and value realized by our shareholders.

•	We want a substantial portion of total compensation (which is base salary, annual bonus and longer-term incentives) to be in the form of equity.

•	We want total compensation to reflect market practices in the sense that our total compensation opportunity is at the market median.

•	We limit perquisites (“perks”) to avoid an entitlement mentality.

•
We pay retirement benefits using a formula based only on current compensation (salary and annual bonus) and therefore do not include longer-term incentives that can result in substantial increases in pension value.

How did the compensation we paid to our named executive officers for 2010 reflect these objectives?

•	“We want a strong link between compensation and Company performance, executive performance and value realized by our shareholders.”

Bonuses.  After paying no bonuses to our named executive officers for 2008 or 2009, we paid bonuses for 2010 that were about 52% of the maximum amounts for the named executive officer group as a whole and 50% for the CEO individually.  The Committee’s decision to pay bonuses was informed by various considerations, although the Committee did not specifically weigh the importance of any particular one.  The factors the Committee principally considered involved total return to shareholders during the 12 months ended November 30, 2010 compared to the return to shareholders of our compensation comparison group; our operating performance; our success in raising over $1.1 billion in capital in 2010; the Committee’s informal assessment of the individual performance of the named executive officers; and advice from the Committee’s compensation consultant that payment of bonuses for 2010 would be reasonable.

With regard to total return, the Committee considered that total return to shareholders during the 12 months ended November 30, 2010 as computed by the compensation consultant was the second highest of the total return of our compensation comparison group during this period and that each company in the comparison group paid bonuses for 2009 while we did not. The Committee also observed that five of the nine companies in the comparison group were not profitable in 2009.  (The comparative compensation data is taken from proxy statement filings, and 2009 is the latest available compensation data.  The 12-month period used to determine total return was the latest available annual period when the consultant presented his report to the Committee in mid-December 2010.)  With respect to the performance of the company, the Committee considered, among other items, the quality of the business we wrote during 2010 (as measured by the incurred loss ratio) and our expense management (as measured by the expense ratio).

See “Components of our Executive Compensation Program – Annual Bonus” and “Benchmarking” for additional information about the matters discussed above.

Longer-Term Equity Grants.  We sought to strengthen the link between Company performance and compensation in 2010 by increasing the portion of restricted equity grants that vest based on achievement of performance goals related to our loss ratio, expense ratio and market share from 57% to 75%  (excluding the one-time grant to Mr. Lane discussed below). See “Components of our Executive Compensation Program – Longer-Term Restricted Equity” for additional information about our grants of restricted equity.

•	“We want a substantial portion of total compensation (which is base salary, annual bonus and longer-term incentives) to be in the form of equity.”

On average, the restricted equity awarded to the named executive officers in January 2010 had a value at the time of the award (assuming all of such equity would vest) of approximately 45% of the executives’ total compensation for 2010.

•	“We want total compensation to reflect market practices in the sense that our total compensation opportunity is at the market median.”

The total compensation opportunities of our named executive officers range from base salary with no other components of total compensation being paid, to base salary plus maximum bonus and maximum longer-term incentives being paid. Through benchmarking, we want to be at about the middle of our comparison group so that when, as a company, we perform well our named executive officers are compensated at about the middle or slightly above what the comparison group would be paid for similar performance and when we perform poorly our officers will also be paid at about the middle or slightly below what this group would be paid for similar performance. In a report presented to the Committee in mid-December 2010, the Committee’s compensation consultant advised that the compensation structure for the named executives was competitive.  A discussion of the report and benchmarking we have done is contained under “Benchmarking” in this CD&A.

•	“We limit perquisites (“perks”) to avoid an entitlement mentality.”

Our perks remained minimal in 2010 and are discussed under “Components of our Executive Compensation Program – Perquisites” below.

•
“We pay retirement benefits using a formula based only on current compensation (salary and annual bonus) and therefore do not include longer-term incentives that can result in substantial increases in pension value.”

Our retirement benefits met this objective in 2010 and are discussed under “Pension Plan” below.

Impact of Stock Price on Value of Stock Options and Restricted Equity

Excluding shares surrendered to the Company to cover income tax withholding, none of our named executive officers has sold any of our equity since April 2006.

During the past several years, our named executive officers’ compensation has been materially affected by the changes in the value of our common stock.  For example, the following table shows the value of the restricted equity that vested in 2006 through 2010 and options that were exercised in 2006:

	Value Realized From Option Exercises and Vesting of Restricted Equity(1)
	2006	2007	2008	2009	2010
Curt Culver	$7,570,833	$3,149,946	$399,721	$94,725	$1,387,948
J. Michael Lauer	$1,097,740	$1,108,333	$149,660	$33,126	$472,908
Patrick Sinks	$1,399,405	$1,443,972	$167,155	$50,485	$845,759
Lawrence Pierzchalski	$1,734,931	$1,117,923	$146,712	$33,596	$472,009
Jeffrey Lane	$961,373	$1,038,521	$127,806	$30,956	$466,633
____________________

(1)
For option exercises, value realized is the market value at the close of business on the date immediately preceding the date of exercise less the exercise price. For vesting of restricted equity, value realized is the market value at the close of business on the date immediately preceding the vesting date. The values for 2006 include option exercises, but all other years consist solely of the value of the vesting of restricted equity.

Similarly, the following table shows the value of the restricted equity and stock options that the named executive officers held at December 31, 2006 - 2010:

	Value as of December 31(1)
	2006	2007	2008	2009	2010
Curt Culver	$16,472,986	$4,113,034	$1,070,406	$2,787,272	$4,839,190
J. Michael Lauer	$5,651,708	$1,437,920	$365,832	$944,880	$1,633,233
Patrick Sinks	$5,604,848	$2,201,774	$633,444	$1,721,729	$3,024,494
Lawrence Pierzchalski	$5,671,095	$1,435,991	$366,162	$944,042	$1,633,233
Jeffrey Lane	$4,196,379	$1,360,424	$358,457	$939,030	$2,652,233
____________________

(1)
Includes all restricted equity and options held by each officer on the applicable date, other than restricted equity forfeited in January or February of the following year.  Restricted equity forfeited in January or February of the following year is excluded because it effectively had no value as of the prior December 31.  Stock options are valued at the excess of the closing market value of our common stock on the applicable date minus the exercise price.  Beginning on December 31, 2007, stock options are valued at zero because the exercise price significantly exceeded the stock value.

Benchmarking

To provide a framework for evaluating compensation levels for our named executive officers against market practices, the Committee has periodically asked its compensation consultant to prepare reports analyzing available compensation data. This data is typically gathered from SEC filings for a comparison group of publicly traded companies.  The most recent report is discussed below.  (For a number of years the independent compensation consultant to the Committee has been Frederic W. Cook & Co., which we refer to as FWC.)  In addition, each year we review various published compensation surveys and provide the Committee with information regarding trends in expected executive compensation changes for the coming year. The compensation surveys that we reviewed and summarized in the aggregate for the Committee in connection with establishing compensation for 2010 were published by: Compensation Resources, Conference Board, Hewitt Associates, MACA, Mercer, Stanton Group (a division of Gallagher Benefits Services), Towers Watson and WorldatWork.

In December 2010, FWC provided the Committee with a report on the primary components of our executive compensation program (base salary, annual bonus and longer-term incentives) that was based on 2009 compensation information from proxy statement filings and is the latest available data for the comparison group. The December 2010 report analyzed our compensation program against a comparison group of surety and title insurance companies, which were:

Ambac Financial Group	First American Financial	Old Republic Intl Corp.
Assured Guaranty	Genworth Financial Inc.	PMI Group Inc.
Fidelity National Financial	MBIA Inc.	Radian Group Inc.

The comparison companies were jointly selected by FWC and management, and approved by the Committee. The companies in our overall comparison group include all of our direct competitors that are public and whose mortgage insurance operations are a significant part of their overall business, financial guaranty insurers and other financial services companies focused on the residential real estate industry that are believed to be potential competitors for executive talent. Our market capitalization as of November 30, 2010 was approximately 86% of the median market capitalization of the comparison group.

The December 2010 report was based on 2009 data (including for the Company) because that data was the latest available for the comparison group.  The report concluded base salaries were close to market norms, with the named executive officers as a group about 2% above the median, with individual officers ranging from 8% above the median (the CEO) to 14% below the median (the COO).  As discussed under “Components of our Executive Compensation Program – Base Salary,” FWC noted, however, that given the adjustment to one named executive’s base salary in 2010, he was well above the median.  Bonus opportunities remained consistent with market practice, although FWC noted that the absence of bonuses at the Company for 2009 was the primary reason for a competitive pay gap versus the comparison companies based on compensation that was paid.  Long-term incentives, valued at the market price for the Company at the time of the report directionally mirrored market levels.   Long-term incentives were significantly below those levels using the 2009 grant date value, but when a November 2010 market price was used for the Company were significantly above the comparison group when a 2009 market price was used for the comparison group.

Before requesting the December 2010 report, the Committee had not sought additional benchmarking information since a July 2007 report prepared by FWC because our financial performance decreased in 2008 and 2009 and decisions to not award bonuses to named executive officers in 2008 and 2009 and to not award merit increases in base salary to these officers in 2008 (and in 2009 for the CEO) were made in lieu of conducting a survey.  The Committee was satisfied that these measures reflected our performance and the marketplace at the time.

Components of our Executive Compensation Program

Longer-Term Restricted Equity

Our executive compensation program is designed to make grants of restricted equity the largest portion of total compensation of our named executive officers.  We emphasize this component of our executive compensation program because it aligns executives’ interests with those of shareholders by linking compensation to stock price. In 2010, grants of restricted equity represented, on average, approximately 45% of the total base salary, annual bonus and longer-term incentives (“total compensation”).

As discussed below, we changed the performance goals for longer-term restricted equity beginning in 2008.  The new goals were included in a list of goals for restricted equity awards approved by shareholders at our 2008 annual meeting.

Performance Based Restricted Equity.  Beginning with restricted equity awarded in 2008, the corporate performance goals used to determine annual vesting (assuming continued service) of performance based restricted equity are:

•	MGIC’s Loss Ratio (incurred losses divided by earned premiums) for MGIC’s primary new insurance written for that year;

•	our Expense Ratio (expenses of insurance operations divided by net premiums written for that year); and

•	MGIC’s Market Share of flow new insurance written for that year.

The Committee adopted these performance goals, which apply to each year in the three-year performance period, because it believes, as do we, that they are the building blocks of our results of operations.  That is, the Loss Ratio measures the quality of the business we write, the Expense Ratio measures how efficiently we use our resources and Market Share measures not only our success at generating revenues but also the extent to which we are successful in leading our industry.

The three performance goals are equally weighted for vesting purposes.  The actual performance level corresponding to each performance goal determines Threshold, Target and Maximum vesting as indicated in the tables below for the 2010 grants of long-term restricted equity.

Performance Goal	Threshold	Target	Maximum
Loss Ratio	65%	40%	30%
Expense Ratio	27%	22%	17%
Market Share	17%	20%	23%

Vesting for awards granted in 2010 is determined in February 2011 and the next two anniversaries based on performance during the prior year.  For each performance goal, the amount that vests each year is, subject to the annual maximum described in the next paragraph, as follows:

•	if the Company’s performance does not meet or equal the Threshold performance level, then no equity will vest with respect to that performance goal;

•	if the Company’s performance meets the Target performance level, then one-ninth of the total grant will vest with respect to that performance goal;

•	if the Company’s performance equals or exceeds the Maximum performance level, then one-sixth of the total grant will vest with respect to that performance goal; and

•
if the Company’s performance is between the Maximum and the Target performance levels or between the Target and the Threshold performance levels, then the number of shares that will vest with respect to that performance goal will be interpolated on a linear basis between the applicable vesting levels.

For awards granted in 2008 through 2010, achievement of the Target performance level in each year results in 100% vesting of the award at the end of the third year, with the portion of the award granted that may vest in each year ranging from zero (if performance in a year does not meet the Threshold performance level for any of the performance goals) to 50% of the number of shares awarded (if performance meets the Maximum performance level for each performance goal).  However, the total amount of these awards that vest cannot exceed 100%. Any portion of the award that remains unvested after three years is forfeited.  The vesting schedule for awards that were granted in January 2011 is similar to the schedule for these awards.  However, for 2011 awards, the total amount of the award that ultimately vests may reach the maximum of 150%. This increase was made to address the conclusion of the benchmarking study discussed above that the Company’s use of long-term incentive grants was well below the market median.  With respect to all of these awards, dividends are not paid currently, but when shares vest, a payment is made equal to the dividends that would have been paid had those vested shares been entitled to receive current dividends.  In October 2008, we suspended the payment of dividends on our common stock.

For 2010, the Loss Ratio for MGIC’s primary new insurance written for that year was 1.2% (which exceeded the Maximum performance level), the Expense Ratio was 16.3% (which exceeded the Maximum performance level) and Market Share was 22.2% (which was between the Target and Maximum performance levels).  As a result, in February 2011, 48.5% of the performance based restricted equity awards granted in 2010 vested, 43.9% of the performance based restricted equity awards granted in 2009 vested and the remaining 18.7% of the performance based restricted equity awards granted in 2008 vested.

Longer-term restricted equity awards granted before 2008 vest in installments over a five-year period based on the company’s earnings per share (“EPS”). Vesting for these awards is determined in January based on EPS for the prior year. Because our EPS was negative in 2007 through 2010, no installment of any EPS-vested awards that were granted in 2004 (when we first made restricted stock awards) through 2007 vested during the last four years (or in 2011).  The performance period for awards made in 2004 – 2006 is over.  These awards can no longer vest and the unvested portions of these awards have been forfeited.  The only EPS-vested awards remaining outstanding are the awards made in 2007 for which the last performance period is 2011.  No installment of these 2007 awards has vested.  Any vesting that may occur in 2011 would be equal to EPS for 2011, divided by $36.11.

From 2006 through 2009, 57% of the restricted equity granted to our named executive officers was granted in the form of performance based restricted equity (described above) and 43% was granted in the form of other restricted equity (described under “Other Restricted Equity” below).  In January 2010, we increased the performance based restricted equity portion of the restricted equity granted to these officers to 75% (excluding the one-time grant to Mr. Lane discussed below).  We made this change to further align the interests of our named executive officers with our shareholders by increasing the portion of restricted equity grants that are subject to the performance goals applicable to performance based restricted equity, which are more difficult to meet than the performance goal applicable to other restricted equity.

Other Restricted Equity.  Since 2006, our longer-term restricted equity program for the named executive officers also has consisted of other restricted equity that, if an annual performance goal is satisfied, vests through continued service during the performance period.  Beginning with restricted equity awards granted in 2008, vesting of these awards is contingent on the sum of the Expense Ratio and the Loss Ratio for MGIC’s primary new insurance written for that year being less than 100% (the “combined ratio performance goal”). The Committee adopted performance goals for these awards to further align the interests of our named executive officers with shareholders and to make the awards qualify for the performance-based compensation exception under Section 162(m) of the Internal Revenue Code. See “Tax Deductibility Limit” in this CD&A. One-third of the other restricted stock is scheduled to vest in each of the three years after it was granted. However, if any of the other restricted equity that is scheduled to vest in any year does not vest because we fail to meet the applicable performance goal, this equity will vest in the next year that we meet this goal, except that any of this restricted equity that has not vested after five years will be forfeited. Any dividends paid on our common stock will be paid on this restricted equity at the same time.

For 2010, the Expense Ratio was 16.3% and the Loss Ratio for MGIC’s primary new insurance written for that year was 1.2%.  Therefore, we met our combined ratio performance goal because the combined ratio was 17.5%, which is less than 100%. As a result, the portions of the restricted equity that were granted in 2008 through 2010 subject to the combined ratio performance goal and that were scheduled to vest in February 2011 did vest.

Vesting of restricted equity awards granted in 2006 and 2007 is contingent on our meeting a Return on Equity (“ROE”) goal of 1%.  The 2006 and 2007 awards of other restricted equity had a five-year performance period beginning with the year of grant and vested in 20% increments if the ROE goal for the year was met.  If we did not meet this goal for any year, the restricted equity was forfeited.  We did not meet this goal for the years 2007 through 2010.  As a result, 20% of the 2006 award vested in 2007 on account of 2006 earnings and the remaining 80% of this award has been forfeited.  No part of the 2007 grant has yet vested and any future vesting of the 2007 award will depend on earnings in 2011.  Only 20% of the 2007 grant can vest; 80% has been forfeited.

General.  The total number of performance-based and other restricted equity awards granted to the named executive officers was the same in 2010 as 2009, with the exception of a one-time grant to Mr. Lane, as discussed below. As discussed above, the percentage of equity awards granted in the form of performance-based awards increased in 2010 from 57% to 75% (excluding the one-time grant to Mr. Lane).

One-Time Award to Mr. Lane.  In March 2010, Mr. Lane, our Executive Vice President and General Counsel, was granted a one-time award of 100,000 restricted stock units.  Fifty percent of the restricted stock units vested on March 1, 2011, and 25% will vest on each of September 1, 2011 and March 1, 2012, in both cases subject only to Mr. Lane’s continued employment through the vesting date, but will also vest in the event of non-cause and good reason employment terminations.  The Board, on the recommendation of the Committee, and our CEO, approved this one-time award and increased Mr. Lane’s salary (which is described below) in recognition of Mr. Lane’s significant contributions and continuing leadership role at MGIC.

Annual Bonus

Consistent with our belief that there should be a strong link between compensation and performance, annual bonuses historically have been the most significant portion of compensation after awards of longer-term restricted equity.  This is because all of our named executive officers have maximum bonus potentials that substantially exceed their base salaries (three times base salary in the case of the CEO and two and one-quarter times base salary in the case of the other named executive officers).  In determining total compensation, we have weighted bonus potentials more heavily than base salaries because bonuses are more directly linked to company and individual performance.

Our shareholders have approved a list of performance goals for an annual bonus plan for our named executive officers that condition the payment of bonuses on meeting one or more of the listed goals as selected by the Committee each year.  Compensation paid under a bonus plan of this type (which we refer to as a “162(m) bonus plan”) is not subject to the income tax deduction limit, as discussed in more detail under “Tax Deductibility Limit” in this CD&A. The performance goal for our 162(m) bonus plan adopted by the Committee for 2009 and 2010 was the same as the combined ratio performance goal for the restricted equity awards described above, which required the sum of the Expense Ratio and the Loss Ratio for MGIC’s primary new insurance written for that year had to be less than 100%. If this goal were met, then the Committee would have discretion to make a subjective determination of bonuses based on an assessment of shareholder value, return on investment, primary business drivers (loss ratio, expense ratio and market share), loss mitigation, management organization, capital position and the profitability of our mix of new business. No specific targets were established for any of these bonus criteria in 2010.

The sum of the Expense Ratio and the Loss Ratio for MGIC’s primary new insurance written for 2010 was 17.5% and, as a result, the combined ratio performance goal was met. Furthermore, the Company achieved positive results for various bonus criteria (including the profitability of new business, better than targeted expense ratio and loss ratio on new business, capital raised and an acceptable market share).  These factors, combined with the need to retain talent, the lack of cash bonuses for 2008 and 2009 and the benchmarking study conclusion that the Company’s annual bonuses were much lower than market median levels, informed the Committee’s determination of the amount of bonuses to be awarded for the year 2010.  Despite achieving positive results for most of the bonus criteria, due to the net loss of $363.7 million in 2010, the Committee granted bonuses that were about 52% of the maximum amounts for the named executive officer group as a whole and 50% for the CEO individually. As described under “Base Salary,” these percentages have been computed as if Mr. Lane’s base salary, which determines his maximum bonus opportunity, had been increased by only the same percentage as the increase for the other named executive officers.

Base Salary

Base salaries provide named executive officers with a fixed, minimum level of cash compensation. Our philosophy is to target base salary range midpoints for our executive officers near the median levels compared to their counterparts at a comparison group of companies. In addition to reviewing this market factor, in considering any change to Mr. Culver’s compensation, including his salary, the Committee takes into account its subjective evaluation of Mr. Culver’s performance, as well as the evaluation by each director who is not on the Committee.  All of these evaluations are communicated to the Committee Chairman through a CEO evaluation survey completed by each director.  The subjects covered by the evaluation include financial results, leadership, strategic planning, succession planning, external relationships and communications and relations with the Board.  Base salary changes for our other named executive officers are recommended to the Committee by Mr. Culver.  Historically, these recommendations have been the product of his subjective evaluation of each executive officer’s performance, including his perception of their contributions to the Company.  Based on Mr. Culver’s recommendations, but subject to any independent judgment by the Committee regarding the officer (both the Committee and the Board have regular contact not only with the CEO, but also with each of the other named executive officers) the Committee approves changes in salaries for these officers.

Following two years without an increase in salary, Mr. Culver received a 2.9% salary increase for 2011.  After having their salaries frozen in 2009, all of the other named executive officers received 3% merit salary increases for 2010 and two of the four other named executive officers received 3% merit salary increases for 2011.  The benchmarking study discussed above indicated that Mr. Sinks’ salary was significantly below the market median and, as a result, he received a 9.6% salary increase in 2011.  In March 2010, Mr. Lane’s 2010 salary was increased from $400,000 to $700,000, effective as of March 1, 2010, for the reasons described in “– Longer Term Restricted Equity – Other Restricted Equity” above, and he received a 1.9% increase for 2011. Neither we nor Mr. Lane expected his new base salary would be used to set his maximum bonus opportunity nor did either of us expect any future salary increases that were determined by reference to a percentage of base salary would use his new base salary.  The dollar amount of Mr. Lane’s base salary increase in 2011 approximated the dollar increase of our named executive officers other than the CEO and COO.

Pension Plan

Our executive compensation program includes a qualified pension plan and a supplemental executive retirement plan.  These plans are offered because we believe that they are an important element of a competitive compensation program, however, we pay retirement benefits using a formula based only on current compensation (salary and annual bonus) and therefore do not include longer-term incentives that can result in substantial increases in pension value.  We also offer a broad-based 401(k) plan to which we make contributions in cash.

Perquisites

As with prior years, the perks we provided for 2010 to our named executive officers were a small part of the officer’s total compensation (ranging from about $1,200 to about $4,300, excluding the payment of Mr. Lane's legal fees incurred for advice regarding his one-time equity award and base salary increase discussed above. These perks included club dues and expenses, the cost of an annual or bi-annual medical examination, personal legal fees incurred in connection with employment-related agreements, a covered parking space at our headquarters and expenses of family members who accompany executives to business-related events at which family members are not expected to attend. We believe our perks are modest, competitive and consistent with our desire to avoid an entitlement mentality.

Tax Deductibility Limit

Under Section 162(m) of the Internal Revenue Code, certain compensation in excess of $1 million paid during a year to any of the executive officers named in the Summary Compensation Table (other than the CFO) for that year is not deductible. We believe that all of our compensation for 2010 was tax-deductible and that that would have been the case even if any named executive officer exercised stock options in 2010. With respect to Mr. Lane’s restricted stock unit award granted in March 2010, a portion of the grant vesting in 2011 will not be tax-deductible under Section 162(m) and, depending on the price of our Common Stock at the time the restricted stock units vest, a portion of the restricted stock units vesting in 2012 may not be tax-deductible under Section 162(m).

In making decisions about executive compensation, we also consider the impact of other regulatory provisions, including the provisions of Section 409A of the Internal Revenue Code regarding non-qualified deferred compensation and the change-in-control provisions of Section 280G of the Internal Revenue Code. We also consider how various elements of compensation will impact our financial results. For example, we consider the impact of FASB Accounting Standard Codification 718, which generally requires us to recognize the cost of employee services received in exchange for awards of equity instruments based upon the grant date fair value of those awards.

Stock Ownership by Officers

Beginning with awards of restricted equity made in January 2007, a portion of restricted equity awarded to our officers who are required to report to the SEC their transactions in our securities (this group consists of our executive officers, including the named executive officers, our chief accounting officer, chief investment officer and chief information officer) must not be sold for one year after vesting.  Shares received upon exercise of our last grant of stock options (in January 2004) also must not be sold for one year after exercise.  The number of shares that must not be sold is the lower of 25% of the shares that vested (or in the case of options, 25% of the shares for which the options were exercised) and 50% of the shares that were received by the officer after taking account of shares withheld to cover taxes.  The holding period may end before one year if the officer is no longer required to report transactions to the SEC.  The holding period does not apply to involuntary transactions, such as would occur in a merger, and for certain other dispositions.

We also have stock ownership guidelines for executive officers. For our CEO, the stock ownership guideline is 100,000 shares and for the other named executive officers, the guideline is 50,000 shares. Stock owned consists of shares owned outright by the executive (including shares in the executive’s account in our 401(k) plan), unvested restricted stock and RSUs scheduled to vest within one year (assuming ratable vesting over the performance period of longer-term restricted equity) and the number of shares underlying vested stock options whose market price exceeds their exercise price. Each of our named executive officers meets these stock ownership guidelines.  Our stock ownership guidelines, which were previously based on the value of the stock held, were changed in 2010 reflecting the decrease in our share price.

Change in Control Provisions

Each of our named executive officers is a party to a Key Executive Employment and Severance Agreement with us (a “KEESA”) and some have supplemental agreements, both as described in the section titled “Potential Payments Upon Termination or Change-in-Control – Change in Control Agreements” below.  No executive officer has an employment or severance agreement, other than these agreements.  Our KEESAs provide for the payment of a termination payment in one or two lump sums only after both a change in control and a specified employment termination (a “double trigger” agreement).  We adopted this approach, rather than providing for such payment only after a change in control (a “single trigger” agreement) or a change in control and a voluntary employment termination by the executive (a “modified single trigger” agreement), because we believe that double trigger agreements provide executives with adequate employment protection and reduce the potential costs associated with these agreements to an acquirer.

The KEESAs and our equity award agreements provide that all restricted equity and unvested stock options become fully vested at the date of a change in control. Once vested, a holder of an award is entitled to retain it even if he voluntarily leaves employment (although a vested stock option may expire because of employment termination as soon as 30 days after employment ends). In 2008, we amended our KEESAs for the principal purpose of complying with Section 409A of the Internal Revenue Code. In 2009, we eliminated any reimbursement of our named executive officers for any additional tax due as a result of the failure of the KEESAs to comply with Section 409A.

The period for which our KEESAs provide employment protection ends on the earlier of the third anniversary of the date of a change in control or the date on which the executive attained his or her normal retirement date.  In 2010, we created a supplemental benefit plan that provides benefits to compensate for the benefits that are reduced or eliminated by the age-based limitation under our KEESAs. This plan was adopted because the Committee wanted to provide such benefits for those who would, absent this age-based limitation, not receive benefits under his or her KEESA.  The Committee believes that age should not reduce or eliminate benefits under a KEESA, but recognized that our employees may retire with a full pension at age 62 provided they have been a pension plan participant for at least seven years.  Taking the early availability of full pension benefits into account, the payments under this plan are capped by reducing such payments to an amount that will not trigger payment of federal excise taxes on such payments.  As a result, unlike our KEESAs, this plan does not include an Internal Revenue Code Sections 280G and 4999 excise tax gross-up provision.  Our KEESAs were not amended in connection with the adoption of this plan.

Other Matters

Our 2002 Stock Incentive Plan, which governs equity awards, prohibits the re-pricing of stock options, either by amending existing options to lower the exercise price or by granting new options having a lower exercise price in exchange for outstanding options having a higher exercise price, unless such re-pricing is approved by shareholders.

Under the Committee’s “clawback” policy the Company will seek to recover, to the extent the Committee deems appropriate, from any executive officer and the chief accounting officer, certain incentive compensation if a subsequent financial restatement shows that such compensation should not have been paid.  The clawback policy applies to restricted equity that vests upon the achievement of a Company performance target.  As an alternative to seeking recovery, the Committee may require the forfeiture of future compensation.  Beginning in January 2007, our restricted stock agreements require, to the extent the Committee deems appropriate, our executive officers to repay the difference between the amount of after-tax income that was originally recognized from restricted equity that vested based on achievement of a performance goal and the amount that would have been recognized had the restatement been in effect, plus the value of any tax deduction on account of the repayment.

When designing our compensation objectives and policies for our named executive officers, the Committee considers the incentives that such objectives and policies create, including incentives to cause the Company to undertake appropriate risks.  Among other things, the Committee considers aspects of our compensation policies that mitigate incentives to take inappropriate risks, such as the holding requirements described under “Stock Ownership by Officers” above and the clawback policy described in the preceding paragraph.

Aside from its role as the Committee’s independent consultant, FWC provides no other services to the Company.  In 2010, FWC provided the Committee with advice about proxy disclosures, including with respect to this CD&A, incentive plan designs, base compensation for certain officer positions, director pay, market changes to salary ranges and merit increase levels in the market.  FWC’s fees for its work during 2007 – 2010 averaged less than $100,000 per year.

The Committee has not adjusted executive officers’ future compensation based upon amounts realized pursuant to previous equity awards.

The Committee’s practice for many years has been to make equity awards and approve new salaries and bonuses, if any, at its meeting in late January, which normally follows our announcement of earnings for the prior year.  The Committee also may approve changes in compensation at other times throughout the year.  In Mr. Lane’s case, the Board approved increases in his compensation on the recommendation of the Committee and the CEO in recognition of Mr. Lane’s significant contributions and continuing leadership role at MGIC.

While the Committee is ultimately responsible for making all compensation decisions affecting our named executive officers, our CEO participates in the underlying process because of his close day-to-day association with the other named executive officers and his knowledge of our operations. Among other things, our CEO makes recommendations regarding all of the components of compensation described above for all of the named executive officers, other than himself. Although the Committee values the input of our CEO, he does not participate in the portion of the Committee meeting regarding the review of his own performance or the determination of the actual amounts of his compensation. Our Vice President-Human Resources and our General Counsel also participate in the Committee’s compensation process. Specifically, our Vice President-Human Resources is responsible for coordinating the work assigned to FWC by the Committee.  Our Vice President-Human Resources is expected to maintain knowledge of executive compensation trends, practices, rules and regulations and works with our General Counsel on related legal and tax compliance matters.

Compensation Committee Report

Among its other duties, the Management Development, Nominating and Governance Committee assists the oversight by the Board of Directors of MGIC Investment Corporation’s executive compensation program, including approving corporate goals relating to compensation for the CEO and senior managers, evaluating the performance of the CEO and determining the CEO’s annual compensation and approving compensation for MGIC Investment Corporation’s other senior executives.

The Committee reviewed and discussed with management the foregoing Compensation Discussion and Analysis.  Based upon this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in MGIC Investment Corporation’s proxy statement for its 2011 Annual Meeting of Shareholders and its Annual Report on Form 10-K for the year ending December 31, 2010.

Members of the Management Development, Nominating and Governance Committee:

Kenneth M. Jastrow, II, Chairman
Thomas M. Hagerty
Leslie M. Muma
Donald T. Nicolaisen

Compensation and Related Tables

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation earned by or paid to our named executive officers in 2008 through 2010. Following the table is a summary of selected components of our executive compensation program. Other tables that follow provide more detail about the specific types of compensation.

Name and Principal Position	Year	Salary $		Bonus $	Stock Awards $(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings $(2)	All Other Compensation $(3)	Total Compensation $
Curt Culver	2010	865,000	(4)	1,300,000	1,663,200	545,645	6,500	4,380,345
Chairman and Chief	2009	898,269		-	754,416	620,074	6,500	2,279,259
Executive Officer	2008	855,577		-	2,528,064	349,073	6,200	3,738,914

J. Michael Lauer	2010	453,231	(4)	550,000	561,330	83,577	6,500	1,654,638
Executive Vice President	2009	460,039		-	254,615	133,029	6,500	854,183
and Chief Financial Officer	2008	438,423		-	853,222	38,094	6,200	1,335,939

Patrick Sinks	2010	516,692	(4)	585,200	1,039,500	213,577	6,500	2,361,469
President and Chief	2009	524,423		-	471,510	238,433	6,500	1,240,866
Operating Officer	2008	499,615		-	1,580,040	125,814	6,200	2,211,669

Lawrence Pierzchalski	2010	443,000	(4)	501,800	561,330	271,888	6,500	1,784,518
Executive Vice	2009	449,654		-	254,615	307,807	6,500	1,018,576
President - Risk Management	2008	428,423		-	853,222	161,892	6,200	1,449,737

Jeffrey Lane	2010	653,846	(4)	550,000	1,402,330	311,723	19,770	2,937,669
Executive Vice President	2009	415,385		-	254,615	277,239	6,500	953,739
and General Counsel	2008	392,539		-	853,222	174,296	6,200	1,426,257
_____________

(1)
The amounts shown in this column represent the grant date fair value of the stock awards granted to named executive officers in the years shown, computed in accordance with FASB ASC Topic 718. The vesting of all of the awards represented in this column is subject to our meeting certain performance conditions.  In accordance with the rules of the SEC, all of the figures in this column represent the value at the grant date based upon the probable outcome of the applicable performance conditions as of the grant date. The probable outcome of the applicable performance conditions associated with the 2010 awards results in the full value of such awards being reflected in this column.  If the full value of the applicable awards for 2009 and 2008 were shown, rather than an amount based upon the probable outcome of the applicable performance conditions, then the amounts shown would have been:

	2009	2008
Curt Culver	$781,200	$2,681,280
J. Michael Lauer	$263,655	$904,932
Patrick Sinks	$488,250	$1,675,800
Lawrence Pierzchalski	$263,655	$904,932
Jeffrey Lane	$263,655	$904,932

(2)
The amounts shown in this column reflect the change in present value of accumulated pension benefits during such year pursuant to our Pension Plan and our Supplemental Executive Retirement Plan when retirement benefits are also provided under that Plan.  See information forllowing the table titled "Pension Benefits at 2010 Fiscal Year-End" below for a summary of these plans.  The change shown in this column is the difference between (a) the present value of the annual pension payments that the named executive officer would be entitled to receive beginning at age 62 and continuing for his life expectancy determined at the end of the year shown and by assuming that the officer’s employment with us ended on the last day of that year shown and (b) the same calculation done as if the officer’s employment had ended one year earlier.  For 2008, the change between years is principally because the officer is one year closer to the receipt of the pension payments, which means the present value is higher, and the annual pension payment is higher due to the additional benefit earned because of one more year of employment.  For 2009 and 2010, the change is due principally to those factors and to a decrease in the discount rate used to calculate the present value at the end of each of those years, which made the increases during 2009 and 2010 higher than they would have been if we had not changed the discount rate.

For each named executive officer, the change for 2009 and 2010 consists of:

	2009		2010
Name	Change Due to Decrease in Discount Rate	Change Due to Other Factors	Change Due to Decrease in Discount Rate	Change Due to Other Factors
Curt Culver	249,437	370,637	141,243	404,402
J. Michael Lauer	93,875	39,154	52,343	31,234
Patrick Sinks	104,629	133,804	61,530	152,047
Lawrence Pierzchalski	126,335	181,472	71,724	200,164
Jeffrey Lane	90,123	187,116	51,911	259,812

See Note 13 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ending December 31, 2010 for additional information regarding the assumptions made in arriving at these amounts.

(3)
The amounts shown in this column for Mssrs. Culver, Lauer, Sinks and Pierzchalski consist of our matching 401(k) contributions of $1,600 for each year and discretionary contributions of the remaining amount.  The amounts shown in this column for 2008 and 2009 for Mr. Lane consist of our matching 401(k) contributions of $1,600 for each year and discretionary contributions of the remaining amount.  The amounts shown for 2010 for Mr. Lane consist of our matching 401(k) contribution of $1,600, a discretionary contribution of $4,900 and perquisites totaling $13,270, substantially all of which was the payment by the Company of personal legal fees incurred for advice regarding his one-time equity award and base salary increase discussed above and the remainder of which was a parking subsidy.  Total perks for other named executive officers did not exceed $10,000 in any year. The perks we provide are discussed in “Compensation Discussion and Analysis – Components of Our Executive Compensation Program – Perquisites.”

(4)
Mr. Culver did not receive an increase in his base salary in 2010.  Each of Messrs. Lauer, Sinks and Pierzchalski received a 3% salary increase for 2010.  Mr. Lane’s base salary was increased from $400,000 to $700,000 effective as of March 1, 2010.  In 2009, none of the named executive officers received an increase in their base salaries.  In 2008 and 2010, there were 26 bi-weekly pay periods, compared to 27 for 2009.

Summary of Selected Components of our Executive Compensation Program

The following is a description of our annual bonus program.  This discussion supplements the discussion included in the section titled “Compensation Discussion and Analysis” above.

Annual Bonus

Beginning in 2008, our bonus framework provided that annual bonuses, so long as we met a performance target described in “Compensation Discussion and Analysis — Components of our Executive Compensation Program — Annual Bonus” above, are determined in the discretion of the Management Development, Nominating and Governance Committee taking account of:

•
our actual financial and other results for the year compared to the goals considered and approved by the Management Development, Nominating and Governance Committee in the first quarter of that year (see “Compensation Discussion and Analysis — Components of our Executive Compensation Program — Annual Bonus” above for our 2010 performance goals);

•	the Committee’s subjective analysis of the business environment in which we operated during the year;

•	the Committee’s subjective evaluation of individual officer performance;

•	the subjective recommendations of the CEO (except in regard to his own bonus); and

•	such other matters as the Committee deems relevant.

The maximum bonuses under this bonus framework cannot exceed three times the base salary of the CEO and 2.25 times the base salaries of our other named executive officers.

For bonuses for 2001 through 2006 performance, our executive officers could elect to receive restricted stock vesting in one year through continued employment for up to one-third of their bonus amounts (base restricted stock).  If base restricted stock was elected, the executive officer was also awarded one and one-half shares of restricted stock vesting in three years through continued employment for each share of base restricted stock.  The base restricted stock shares vest on or about the first anniversary of the grant date through continued employment and the matching shares vest on or about the third anniversary of the grant date through continued employment.  Dividends are paid on these restricted shares prior to vesting.  The Committee adopted the base and matching restricted stock portion of our executive compensation program to encourage senior executives to subject compensation that would otherwise be paid in cash to equity risk.  This program has not been offered to officers for bonuses earned after 2006 but may be offered in future years.

2010 GRANTS OF PLAN-BASED AWARDS

The following table shows the grants of plan-based awards to our named executive officers in 2010.

	Type of	Grant	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks or	Grant Date Fair Value of Stock and Option
Name	Award	Date	Target (#)		Maximum (#)	Units (#)	Awards ($)(1)
Curt Culver	Other(2)	1/27/10	63,000		63,000	-	415,800
	Performance Based(3)	1/27/10	189,000		189,000	-	1,247,400
J. Michael Lauer	Other(2)	1/27/10	21,262		21,262	-	140,329
	Performance Based(3)	1/27/10	63,788		63,788	-	421,001
Patrick Sinks	Other(2)	1/27/10	39,375		39,375	-	259,875
	Performance Based(3)	1/27/10	118,125		118,125	-	779,625
Lawrence Pierzchalski	Other(2)	1/27/10	21,262		21,262	-	140,329
	Performance Based(3)	1/27/10	63,788		63,788	-	421,001
Jeffrey Lane	Other(2)	1/27/10	21,262		21,262	-	140,329
	Performance Based(3)	1/27/10	63,788		63,788	-	421,001
	Other(4)	3/12/10		-	-	100,000	841,000
____________

(1)
The grant date fair value is based on the New York Stock Exchange closing price on the day the award was granted. For equity incentive plan awards, the number of shares is the number included in the column titled “Maximum.” There have been no stock options granted since 2004.

(2)
See ‘‘— Compensation Discussion and Analysis — Components of our Executive Compensation Program — Longer-Term Restricted Equity — Other Restricted Equity” above for information about the performance goal applicable to these awards.

(3)
Pursuant to rules adopted by the SEC, the amounts set forth in the “Target” column are based upon the assumption that our performance with respect to the three performance goals applicable to these awards in 2010 through 2012 will equal our performance in 2009. Using this approach, all of the shares granted would vest. See ‘‘— Compensation Discussion and Analysis — Components of our Executive Compensation Program — Longer-Term Restricted Equity” above for additional details about the performance goals applicable to these awards.

(4)
This represents a one-time award of 100,000 restricted stock units, 50% of which vested on March 1, 2011.  An additional 25% of the award will vest on September 1, 2011 and the remaining 25% will vest on March 1, 2012, in each case subject only to Mr. Lane’s continued employment through the vesting date, but will also vest in the event of non-cause and good reason employment terminations.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

The following table shows our named executive officers’ equity awards outstanding on December 31, 2010.

Name	Number of Securities Underlying Unexercised Options Exercisable #(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested #		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested #		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Curt Culver	75,000	(3)	57.8800	1/24/11	0		0	438,096	(4)	4,464,198
	120,000		63.8000	1/23/12
	80,000		43.7000	1/22/13
	80,000		68.2000	1/28/14
J. Michael Lauer	25,000	(3)	57.8800	1/24/11	0		0	147,858	(4)	1,506,673
	40,000		63.8000	1/23/12
	27,000		43.7000	1/22/13
	27,000		68.2000	1/28/14
Patrick Sinks	20,000		63.8000	1/23/12	0		0	273,810	(4)	2,790,124
	8,000		43.7000	1/22/13
	40,000		68.2000	1/28/14
Lawrence Pierzchalski	25,000	(3)	57.8800	1/24/11	0		0	147,858	(4)	1,506,673
	40,000		63.8000	1/23/12
	27,000		43.7000	1/22/13
	27,000		68.2000	1/28/14
Jeffrey Lane	25,000	(3)	57.8800	1/24/11	100,000	(5)	1,019,000	147,858	(4)	1,506,673
	40,000		63.8000	1/23/12
	10,800		43.7000	1/22/13
	27,000		68.2000	1/28/14
_____________

(1)	There have been no stock options granted since 2004. All stock option awards are fully vested.

(2)	Based on the closing price of the Common Stock on the New York Stock Exchange at 2010 year-end, which was $10.19.

(3)	These stock options expired in January 2011 without being exercised.

(4)
Consists of: (a) performance-based restricted equity granted in 2008, 2009 and 2010 that will vest in February in each of the first three years following the grant dates if we meet certain performance targets (with the vesting amounts, if any, dependent upon our performance) and (b) other restricted equity granted in 2008, 2009 and 2010, one-third of which will vest in February in each of the first three years following the grant dates if we meet certain performance targets.  The restricted equity awards granted in 2008, 2009 and 2010 that do not vest in a particular year because actual performance is less than target performance in that year may vest in following years.  See ‘‘— Compensation Discussion and Analysis — Components of our Executive Compensation Program — Longer-Term Restricted Equity — Other Restricted Equity” for information about vesting of these awards. The 2008 awards were granted on February 28, 2008, the 2009 awards were granted on January 29, 2009 and the 2010 awards were granted on January 27, 2010.  The 2010 awards are reported in the table titled “2010 Grants of Plan-Based Awards” above. The 2008 awards were similar to the 2009 awards, except that the number of shares granted was 33% lower than the 2009 awards.  The 2009 awards were similar to the 2010 awards, except that the performance goals were changed for the 2010 awards and a greater percentage of the 2010 awards were granted in the form of performance-based awards (increased from approximately 57%% to approximately 75% (excluding the one-time grant to Mr. Lane discussed above).  Excludes restricted shares or RSUs, 20% of which vest on or about each of the first five anniversaries of the grant date, assuming continued employment and our meeting our ROE goal of 1% for the year prior to vesting in the following amounts: Mr. Culver — 14,400; Mr. Lauer — 4,860; Mr. Sinks — 9,000; Mr. Pierzchalski — 4,860; and Mr. Lane — 4,860.  Pursuant to the rules of the SEC, these awards are excluded because we did not meet our ROE goal in 2009.  Also excludes restricted shares or RSUs, the vesting of which is dependent upon our meeting a goal determined by our EPS in the following amounts: Mr. Culver — 57,760; Mr. Lauer — 19,494; Mr. Sinks — 36,100; Mr. Pierzchalski — 19,494; and Mr. Lane — 19,494. Pursuant to rules adopted by the SEC, the amounts for these shares are excluded because our EPS in 2009 was negative.

(5)
This represents a one-time award of 100,000 restricted stock units, 50% of which vested on March 1, 2011.  25% of the award will vest on September 1, 2011 and the remaining 25% will vest on March 1, 2012, in each case subject only to Mr. Lane’s continued employment through the vesting date, but will also vest in the event of non-cause and good reason employment terminations.

2010 OPTION EXERCISES AND STOCK VESTED

The following table shows the vesting of grants of plan-based stock awards to our named executive officers in 2010. There were no options exercised in 2010.

	Stock Awards
Name	Number of Shares Acquired on Vesting #		Value Realized on Vesting ($)(1)
Curt Culver	223,971	(2)	1,375,390	(2)
J. Michael Lauer	76,312		468,619
Patrick Sinks	136,467		837,767
Lawrence Pierzchalski	76,167		467,730
Jeffrey Lane	75,300		462,415
_____________

(1)
Value realized is the market value at the close of business on the vesting date.  None of our named executive officers sold any shares in 2010, though some shares that vested were withheld to pay taxes due as a result of the vesting of the shares.

(2)
Includes 4,800 RSUs, valued at $31,872 using the market value at the close of business on the vesting date.  Although these RSUs vested during 2010, Mr. Culver will not receive the shares underlying them until six months after he retires.

PENSION BENEFITS AT 2010 FISCAL YEAR-END

The following table shows the present value of accrued pension plan benefits for our named executive officers as of December 31, 2010.

Name	Plan Name(1)	Number of Years Credited Service #	Present Value of Accumulated Benefit ($)(2)
Curt Culver	Qualified Pension Plan	28.2	1,910,864
	Supplemental Executive Retirement Plan	28.2	2,636,051
J. Michael Lauer	Qualified Pension Plan	21.8	2,055,281
	Supplemental Executive Retirement Plan	21.8	418,645
Patrick Sinks	Qualified Pension Plan	32.4	1,448,334
	Supplemental Executive Retirement Plan	32.4	41,420
Lawrence Pierzchalski	Qualified Pension Plan	28.7	1,866,852
	Supplemental Executive Retirement Plan	28.7	373,485
Jeffrey Lane	Qualified Pension Plan	14.3	2,069,438	(3)
	Supplemental Executive Retirement Plan	14.3	95,285
_____________

(1)	See below for a summary of these plans.

(2)
The amount shown is the present value of the annual pension payments that the named executive officer would be entitled to receive beginning at age 62 (which is the earliest age that unreduced benefits under the Qualified Pension Plan and Supplemental Executive Retirement Plan may be received) and continuing for his life expectancy determined at the end of 2010 and by assuming that the officer’s employment with us ended on the last day of that year.  See Note 13 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ending December 31, 2010 for the discount rate and post-retirement mortality assumptions used to calculate the present value of benefits under these plans.

(3)	Includes an annual benefit of $34,000 credited to Mr. Lane as part of his initial employment. This amount represents $395,855 of the present value of Mr. Lane’s benefits.

We maintain a Pension Plan for the benefit of substantially all of our employees and a Supplemental Executive Retirement Plan (“Supplemental Plan”) for designated employees, including executive officers.  The Supplemental Plan provides benefits that cannot be provided by the Pension Plan because of limitations in the Internal Revenue Code on benefits that can be provided by a qualified pension plan, such as our Pension Plan.

Under the Pension Plan and the Supplemental Plan taken together, each executive officer earns an annual pension credit for each year of employment equal to 2% of the officer’s eligible compensation for that year.  Eligible compensation is limited to salaries, wages, cash bonuses, and the portion of cash bonuses deferred and converted to restricted equity bonuses (see “Annual Bonus” above). At retirement, the annual pension credits are added together to determine the employee’s accrued pension benefit.  However, the annual pension credits for service prior to 1998 for each employee with at least five years of vested service on January 1, 1998 will generally be equal to 2% of the employee’s average eligible compensation for the five years ended December 31, 1997.  Eligible employees with credited service for employment prior to October 31, 1985 also receive a past service benefit, which is generally equal to the difference between the amount of pension the employee would have been entitled to receive for service prior to October 31, 1985 under the terms of a prior plan had such plan continued, and the amount the employee is actually entitled to receive under an annuity contract purchased when the prior plan was terminated.  Retirement benefits vest on the basis of a graduated schedule over a seven-year period of service.  Full pension benefits are payable in monthly installments upon retirement at or after age 65 with at least five years of service (age 62 if the employee has completed at least seven years of service).  Any supplemental executive retirement benefits earned on or after January 1, 2005 are payable in a lump sum.  In addition, reduced benefits are payable beginning at age 55. These benefits are reduced by 0.5% for each month that payments begin prior to the normal retirement date.  Mr. Lauer is eligible for his full retirement benefits and Messrs. Culver, Pierzchalski and Lane are eligible to receive reduced benefits.

If the employment of our named executive officers terminated effective December 31, 2010, the annual amounts payable to them at age 62 under these plans would have been:  Mr. Culver – $464,004; Mr. Lauer – $234,720; Mr. Sinks – $195,516; Mr. Pierzchalski – $234,012; and Mr. Lane – $185,928.  As of December 31, 2009, Mr. Lauer was eligible to receive this level of benefits because he was over the age of 62 and had more than seven years’ tenure.  As of December 31, 2010, Messrs. Culver, Pierzchalski and Lane were eligible to receive reduced benefits under these plans immediately upon retirement because they were over the age of 55 and had more than seven years’ tenure.  As a result, if their employment had been terminated effective December 31, 2010, the annual amounts payable to them under our Pension Plan had they elected to begin receiving annual payments immediately would have been Mr. Culver – $368,883; Mr. Lauer – $234,720; Mr. Pierzchalski – $180,189; and Mr. Lane – $182,209.

Potential Payments Upon Termination or Change-in-Control

The following table summarizes the estimated value of payments to each of the named executive officers assuming the triggering event or events indicated occurred on December 31, 2010.

Name	Termination Scenario	Total ($)	Cash Payment ($)		Excise Tax Gross-Up		Value of Restricted Equity and Stock Options that will Vest on an Accelerated Basis ($)(1)	Value of Restricted Equity and Stock Options Eligible for Continued Vesting ($)(1)	Value of Other Benefits ($)(2)
Curt Culver	Change in control with qualifying termination(3)	11,013,112	5,670,100	(4)	-		5,199,509	-	143,503
	Change in control without qualifying termination (3)	5,199,509	-		-		5,199,509	-	-
	Death	5,199,509	-		-		5,199,509	-	-
	Disability	255,117	255,117	(5)	-		-	-	-

J. Michael Lauer	Change in control with qualifying termination(3)	4,337,220	2,483,743	(6)	-		1,754,840	-	98,637
	Change in control without qualifying termination (3)	1,754,840	-		-		1,754,840	-	-
	Retirement	888,181	-		-		-	888,181	-
	Death	1,754,840	-		-		1,754,840	-	-

Patrick Sinks	Change in control with qualifying termination(3)	8,552,152	2,829,743	(4)	2,347,597	(7)	3,249,693	-	125,119
	Change in control without qualifying termination (3)	3,249,693	-		-		3,249,693	-	-
	Death	3,249,693	-		-		3,249,693	-	-

Lawrence Pierzchalski	Change in control with qualifying termination(3)	5,707,841	2,427,970	(4)	1,432,176		1,754,840	-	92,855
	Change in control without qualifying termination (3)	1,754,840	-		-		1,754,840	-	-
	Death	1,754,840	-		-		1,754,840	-	-

Jeffrey Lane	Change in control with qualifying termination(3)	8,848,265	3,801,654	(4)	2,139,032	(7)	2,773,840	-	133,739
	Change in control without qualifying termination (3)	2,773,840	-		-		2,773,840	-	-
	Death	1,754,840	-		-		1,754,840	-	-
_____________

(1)
The value attributed to restricted stock that accelerates or is eligible for continued vesting is calculated using the closing price on the New York Stock Exchange on December 31, 2010 (which is a higher valuation than that specified by IRS regulations for tax purposes).  The value of options would be the difference between the closing price on the New York Stock Exchange on December 31, 2010 and the exercise price.  However, as of December 31, 2010, the exercise price of all options exceeded the market price.  As a result, all amounts in these columns represent value attributable solely to restricted equity.

(2)	Other benefits include three years of health and welfare benefits and the maximum outplacement costs each executive would be entitled to.

(3)
As described further in “Change in Control Agreements” below, each of our named executive officers is a party to a KEESA that may provide for payments after a change in control.  A qualifying termination is a termination within three years (but no later than the date the executive reaches the age at which the executive may retire under the Pension Plan with full pension benefits) after the change in control by the company other than for cause, death or disability or by the executive for good reason.

(4)
Amounts payable in one or two lump sums, depending on limits on amounts that may be paid within six months under applicable tax rules and regulations.  The first lump sum is payable within 10 business days after the termination date and the second lump sum, if required by applicable tax rules and regulations, is payable six months thereafter.

(5)
Represents the present value of monthly payments of $4,000 that Mr. Culver would be eligible to receive through age 65, assuming the disability continued.  These amounts would be paid by an insurance company pursuant to an insurance policy covering Mr. Culver that we provide.  The discount rate of 6.0% applied to these payments is the same discount rate that we use to value our net periodic benefit costs associated with our benefit plans pursuant to GAAP.

(6)
As of December 31, 2010, Mr. Lauer was not eligible to receive a cash payment or other benefits under his KEESA because he had attained his normal retirement age. As noted in “Change in Control Agreements” below, in 2010, we created a supplemental benefit plan applicable to persons who, such as Mr. Lauer, had attained his normal retirement age.

Change in Control Agreements

Key Executive Employment and Severance Agreement

Each of our named executive officers is a party to a Key Executive Employment and Severance Agreement with us (a “KEESA”).  If a change in control occurs and the executive’s employment is terminated within three years (but no later than the date the executive reaches the age at which the executive may retire under the Pension Plan with full pension benefits, which is 62, an age that none of our named executive officers other than Mr. Lauer has attained) after the change in control (this period is referred to as the employment period), other than for cause, death or disability, or if the executive terminates his employment for good reason, the executive is entitled to receive a termination payment of twice the sum of his annual base salary, his maximum bonus award and an amount for pension accruals and profit sharing and matching contributions to our tax-qualified defined contribution plan, subject to reduction as described below.  This termination payment is payable in one or two lump sums, depending on limits on amounts that may be paid within six months under applicable tax rules and regulations.  The first lump sum is payable within 10 business days after the termination date and the second lump sum, if required by applicable tax rules and regulations, is payable six months thereafter.

If the employment termination occurs during the employment period but more than three months after the change in control, the termination payment is reduced by an amount corresponding to the portion of the employment period that has elapsed since the date of the change in control.  The KEESAs require that, for a period of twelve months after a termination for which a payment is required, the executive not compete with us unless approved in advance in writing by our Board of Directors.  The KEESAs also impose confidentiality obligations on our executives that have signed them.

Under the KEESAs, a change in control generally would occur upon the acquisition by certain unrelated persons of 50% or more of our Common Stock; an exogenous change in the majority of our Board of Directors; certain mergers, consolidations or share exchanges or related share issuances; or our sale or disposition of all or substantially all of our assets. We would have “cause” to terminate an executive under a KEESA if the executive were intentionally to engage in certain bad faith conduct causing demonstrable and serious financial injury to us; to be convicted of certain felonies; or to willfully, unreasonably and continuously refuse to perform his or her existing duties or responsibilities. An executive would have “good reason” under his or her KEESA if we were to breach the terms of the KEESA or make certain changes to the executive’s position or working conditions.

While the executive is employed during the employment period, the executive is entitled to a base salary no less than the base salary in effect prior to the change in control and to a bonus opportunity of no less than 75% of the maximum bonus opportunity in effect prior to the change in control.  The executive is also entitled to participate in medical and other specified benefit plans.  Such benefits include life insurance benefits made available to salaried employees generally and other benefits provided to executives of comparable rank, including stock awards, supplemental retirement benefits and periodic physicals.  The value of these benefits cannot be less than 75% of the value of comparable benefits prior to the change in control, except that if the new parent company does not provide stock-based compensation to executives of its U.S. companies of comparable rank, this type of benefit need not be provided and the 75% minimum for other benefits is raised to 100%.  If the executive experiences a qualified termination, he is entitled to continued life and health insurance for the remainder of the employment period or, if earlier, the time he obtains similar coverage from a new employer, outplacement services and up to a total of $10,000 to cover tax preparation, legal and accounting services relating to the KEESA termination payment.

If the excise tax under Sections 280G and 4999 of the Internal Revenue Code would apply to the benefits provided under the KEESA, the executive is entitled to receive a payment so that he is placed in the same position as if the excise tax did not apply. In 2008, we amended our KEESAs for the principal purpose of complying with Section 409A of the Internal Revenue Code. In 2009, we eliminated any reimbursement of our named executive officers for any additional tax due as a result of the failure of the KEESAs to comply with Section 409A.

Supplemental Plan for Executives Covered by MGIC Investment Corporation Key Executive Employment and Severance Agreements

In 2010, we created the Supplemental Plan for Executives Covered by MGIC Investment Corporation Key Executive Employment and Severance Agreements, which provides benefits to compensate for the benefits that are reduced or eliminated by the age-based limitation under our KEESAs.  This plan was adopted because the Committee wanted to provide such benefits for those who would, absent this age-based limitation, not receive benefits under his or her KEESA.  The Committee believes that age should not reduce or eliminate benefits under a KEESA, but recognized that our employees may retire with a full pension at age 62 provided they have been a pension plan participant for at least seven years.  Taking the early availability of full pension benefits into account, the payments under this plan are capped by reducing such payments to an amount that will not trigger payment of federal excise taxes on such payments under Sections 280G and 4999.  As a result, unlike our KEESAs, this plan does not include an excise tax gross-up provision.  Our KEESAs were not amended in connection with the adoption of this plan.

Post-Termination Vesting of Certain Restricted Equity Awards

In general, our restricted equity awards are forfeited upon a termination of employment, other than as a result of the award recipient’s death (in which case the entire award vests).  If employment termination occurs after age 62 for a recipient who has been employed by us for at least seven years, awards granted at least one year prior to the date of the employment termination will continue to vest if the recipient enters into a non-competition agreement with us.

Severance Pay

Although we do not have a written severance policy for terminations of employment unrelated to a change in control, we have historically negotiated severance arrangements with officers whose employment we terminate without cause. The amount that we have paid has varied based upon the officer’s tenure and position.

Related Person Transactions

Among other things, our Code of Business Conduct prohibits us from entering into transactions in which our “Senior Financial Officers,” executive officers or their respective immediate family members have a material financial interest (either directly or through a company with which the officer has a relationship) unless all of the following conditions are satisfied:

•	the terms of the contract or transaction are fair and equitable, at arm’s length and are not detrimental to our interests;

•	the existence and nature of the interests of the officer are fully disclosed to and approved by the Audit Committee; and

•	the interested officer has not participated on our behalf in the consideration, negotiation or approval of the contract or transaction.

In addition, the Code requires Audit Committee approval of all transactions with any director or a member of the director’s immediate family, other than transactions involving the provision of goods or services in the ordinary course of business of both parties. The Code contemplates that our non-management directors will disclose all transactions between us and parties related to the director, even if they are in the ordinary course of business.

We have used the law firm of Foley & Lardner LLP as our principal outside legal counsel for more than 20 years.  The wife of our General Counsel is a partner in that law firm, which was paid $3,586,094 by us and our consolidated subsidiaries for legal services in 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors to file reports of their beneficial ownership of our stock and changes in stock ownership with the SEC. Based in part on statements by the directors and executive officers, we believe that all Section 16(a) forms were timely filed by our directors and executive officers in 2010, except for reports covering purchases of 5,210 shares of our stock in 2009 and sales of 2,520 of our stock in 2010 by Mr. Lehman.  A Form 4 was filed on behalf of Mr. Lehman on April 19, 2010 to report purchases made on January 7, 2009, October 16, 2009, November 19, 2009 and November 23, 2009 and sales made on March 2, 2010, March 24, 2010 (two transactions) and March 31, 2010. Such transactions were effected on behalf of Mr. Lehman by an unrelated investment adviser to whom Mr. Lehman had given investment discretion. The transactions by the adviser in the Company’s stock were effected without the prior approval of Mr. Lehman as part of a program of investing the assets managed by the adviser. They involved a relatively small number of the total transactions effected by the adviser for Mr. Lehman’s account. The short swing profit resulting from these transactions of $10,255.22 was paid by Mr. Lehman to the Company. We timely made approximately 53 other Section 16(a) filings on behalf of our executive officers and directors in 2010.

Item 6 – Approval of 2011 Omnibus Incentive Plan

Introduction

The Board of Directors has approved and recommended for shareholder approval the MGIC Investment Corporation 2011 Omnibus Incentive Plan (the “Plan”).  The material features of the Plan are summarized below. The summary does not change the actual terms of the Plan, which is included as Appendix B to this proxy statement.

The purpose of the Plan is to motivate and incent performance by and to retain the services of, key employees and non-executive directors through receipt of equity-based and other incentive awards under the Plan. The persons who are eligible to receive awards under the Plan as described above are referred to as “eligible individuals” and the persons to whom awards are made under the Plan are referred to as “participants.” A “non-employee director” is a director of the Company who is not an employee of the Company or any affiliate and is not a representative of a particular holder of the Company’s securities.

The maximum number of shares of Common Stock which may be issued under the Plan is [7,000,000] shares. Awards issued under the Plan that are subsequently forfeited will not count against the limit on the maximum number of shares that may be issued under the Plan.

The Plan provides for the award of stock options (“options”), stock appreciation rights (“SARs”), restricted stock and restricted stock units, as well as cash incentive awards. Each type of award is described briefly below and they are referred to together as “awards.” No award may be granted after May 5, 2021.

On March [___], 2011, the last reported sale price of the Common Stock on the New York Stock Exchange was $[_____]. There are currently approximatetly 130 eligible individuals, of whom approximatetly 120 are non-employee directors.

Administration

The Plan is administered by a Committee of the Board. The Plan provides that each member of the Committee must be an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and the non-employee director requirement of Rule 16b-3 promulgated under the Securities Exchange Act of 1934. Among other functions, the Committee has power (a) to select the participants from among the eligible individuals, (b) to determine the number of shares covered by awards, and (c) within the limits of the Plan, to set the terms of awards. The Plan authorizes the Committee to delegate its functions to any one or more of its members or to other persons.

Options and SARs

An option is the right to purchase a specified number of shares of Common Stock at a specified exercise price. An SAR is the right to receive, in cash or shares with equivalent value, the difference between the fair market value of a specified number of shares of Common Stock and a specified exercise price. The exercise price per share of Common Stock subject to an option or an SAR will be determined by the Committee. However, the exercise price per share may not be less than the fair market value of a share of Common Stock on the date the award is made. The exercise price of an option or SAR that has been granted may not be reduced nor may a new option or SAR be granted with an exercise price that is lower than an outstanding option or SAR for which such new option or SAR is exchanged without the approval of the Company’s shareholders.   The Committee may not approve the grant of an Option or an SAR with a grant date that is effective prior to the date the Committee takes action to approve such grant.

The term of an option or SAR will be determined by the Committee, but may not be more than ten years. Options and SARs will vest on such conditions as are determined by the Committee. Vesting means that an option or SAR may be exercised by the participant. Conditions to vesting can include remaining as an employee or non-employee director for a specified period or the achievement of performance goals set by the Committee. The vesting of options that would vest at a later date if the participant remained with the Company may be accelerated to an earlier date if performance goals are satisfied.

Options are exercised by payment in full of the exercise price, which may be paid in cash or by delivery of shares of Common Stock owned by the participant having a fair market value equal to the exercise price or by a combination of cash and shares. Options may also be exercised through sale of the shares received on exercise with sufficient proceeds from the sale remitted to the Company to pay the exercise price. While not required by the terms of the Plan, it is anticipated awards will generally provide that options and SARs that have not vested terminate upon termination of the participant’s employment, other than by reason of death. In the case of death, it is anticipated that awards will provide options and SARs will become fully vested.

Options may be “incentive stock options” under the Code (“ISOs”) or options that are not ISOs.

Restricted Stock and Restricted Stock Units

Restricted stock is Common Stock that is not freely transferable to the participant until specified restrictions lapse or specified conditions are met. In this description, these restrictions and conditions are referred to together as restrictions. A restricted stock unit is the right to receive stock in the future (or a cash payment based upon the fair market value of a share of stock), which right is subject to restrictions. Restricted stock and restricted stock units that are forfeited will not count against the limit on the maximum number of shares issued under the Plan.

Restricted stock and restricted stock units will be subject to such restrictions as the Committee may impose. In addition to restrictions, the Committee may condition an award of restricted stock on the participant’s purchasing shares of Common Stock and retaining the shares for a period specified by the Committee. While not required by the terms of the Plan, it is anticipated awards will generally provide that, upon termination of a participant’s employment during the applicable restriction period for any reason other than death, all shares of restricted stock and all restricted stock units still subject to restriction will be forfeited. Upon death of a participant, it is anticipated that the award will provide that the restrictions still in effect will immediately lapse and the person entitled to receive such shares under law will take them free and clear of any restriction. The Committee has authority, in its discretion, to waive in whole or in part, any restrictions with respect to shares of restricted stock or restricted stock units.

Cash Incentive Awards

An “ Incentive Award” is a grant of a right to receive a cash payment pursuant to a bonus plan that is intended to provide performance-based compensation under Section 162(m) of the Code, to the extent Performance Goals are achieved.  A bonus plan may provide for the grant of restricted stock or restricted stock units in conjunction with bonuses payable under such plan.

The Committee will determine the terms of Incentive Awards, including the Performance Goals that must be achieved, the performance period, the potential amount payable and the timing of payment.

The Committee may allow participants to elect to receive restricted stock with a vesting period determined by the Committee for a portion of Incentive Awards (“Base Award”).  If the Base Award is elected, the participant may also be awarded additional shares of restricted stock with a vesting period determined by the Committee for each share associated with the Base Award (“Matching Award”).

The maximum amount payable under an Incentive Award as a bonus with respect to any year will not exceed three times base salary (in the case of our Chief Executive Officer) or 2.25 times base salary (in the case of other employee participants).  For Incentive Awards payable in 2012 and thereafter, the Committee may raise the base salary multiples that determine maximum Incentive Awards without the necessity of amending the Plan.  In no event, however, may the amounts paid with respect to any fiscal year of the Company under all Incentive Awards that are intended to constitute performance-based compensation for purposes of Code Section 162(m) exceed $5 million (in the case of our Chief Executive Officer) or more than $3 million (in the case of other employee participants).  If in conjunction with a Base Award a Matching Award is granted, the fair market value of the Matching Award, determined on the date of the grant of the Matching Award, may not exceed $2.5 million (in the case of the Chief Executive Officer) or $1.5 million (in the case of other employee participants).

Performance Goals

The term “Performance Goal” means, with respect to any award that is intended to constitute “performance based compensation” under Code Section 162(m), any goal or performance measure the Committee establishes that relates to one or more of the following:

•	net income, pre-tax income or earnings before interest, taxes and depreciation and amortization,

•	earnings per share,

•	operating earnings, which is net income excluding realized gains and losses,

•	cash flow, including operating cash flow, which excludes the same items as are excluded in operating earnings,

•	return on assets or equity,

•	expenses or a ratio related to the Company’s expenses, such as the ratio of the Company’s expenses from insurance operations to the Company’s net premiums written or earned,

•	incurred or paid losses or ratios related to those losses, such as the ratio of the Company’s incurred losses to the Company’s net premiums written or earned,

•	market share,

•	book value,

•	common stock share price, and

•	total return to shareholders.

Each of the listed goals may be combined with other listed goals, and established:

•
on a company-wide basis or, where applicable, with respect to one or more operating units, divisions, books of business, new insurance written, types of insurance that we write, acquired businesses, minority investments, partnerships or joint ventures,

•	on a relative or an absolute basis, or

•	on a per share (either basic or fully diluted) or an aggregate basis.

Unless otherwise determined by the Committee, the measurement of the Performance Goal shall exclude, to the extent applicable under the particular Performance Goal, the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary, unusual or non-recurring in nature or related to the acquisition or disposal of a business or related to a change in accounting principle all as determined in accordance with standards established by Accounting Standards Codification (“ASC”) 225-20 (previously Opinion No. 30 of the Accounting Principles Board (APB Opinion No. 30)) or other applicable or successor accounting provisions as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles, if applicable, or identified in the Company’s financial statements or notes to the financial statements or the Company’s Management’s Discussion and Analysis.  Unless otherwise determined by the Committee, the measurement of the Performance Goal shall also exclude, to the extent applicable under a particular Performance Goal, the effects of any of the following events that occurs during a performance period:  (i) asset write-downs, (ii) litigation judgments or settlements, (iii) the effect of changes in tax law or other laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) accruals of any amounts for payment under the Plan or any other compensation arrangement of the Company.  With respect to an award that is intended to constitute performance-based compensation for purposes of Code Section 162(m), any such Committee determination (and any adjustment resulting from any such determination) shall be consistent with the requirements of Code Section 162(m), and shall be made not later than 90 day after the beginning of the performance period (or, if earlier, before 25% of the applicable performance period has lapsed).

Adjustments and Change of Control

In the event of any corporate transaction involving the Company, including any stock dividend, stock split, extraordinary cash dividend, recapitalization or merger, the Committee will have the authority to adjust the number and type of shares that may be issued under the Plan, including the limit on the number of shares of restricted stock and stock issued under restricted stock units, and any awards that are outstanding.

Upon a change of control of the Company, as defined in the Plan, all outstanding options and SARs shall become fully vested and exercisable, all outstanding awards of restricted stock and restricted stock units shall become vested to the maximum extent provided in the award and all Incentive Awards shall be treated as determined by the Committee.

Dividends

A Participant is not entitled to dividends or dividend equivalents with respect to an option or an SAR.

A restricted stock unit award or restricted stock award under which the number of shares of stock to be issued is contingent upon the satisfaction of a Performance Goal(s) may provide that the Participant is entitled to receive payment of the same amount that the Participant would have received as cash dividends if, on each record date during the performance period relating to such award, the participant had been the holder of record of a number of shares of stock equal to the number of restricted stock units actually earned by the Participant based upon achievement of the Performance Goals; provided that payment of any such dividend equivalent shall be deferred until the date that the final award is determined, and shall only be paid to the extent that the restricted stock units or restricted stock, as applicable, underlying the final award have been earned by the Participant based upon achievement of the Performance Goals, and may be settled in cash or stock, as determined by the Committee.

Any other Award, e.g., a restricted stock award or a restricted stock unit award with time-based vesting provisions, may provide the participant with the right to receive dividend or dividend equivalent payments with respect to Common Stock subject to the award (both before and after the stock subject to the award is earned, vested, or acquired), which payments may be either made currently or credited to an account for the participant, and may be settled in cash or Common Stock, as determined by the Committee.

Limits on Individual Awards and Transferability

The maximum number of shares covered by all awards made to any one employee is 2,000,000 shares. Unless otherwise provided by the Committee, no award may be transferred by any participant other than by will, by designation of a beneficiary or by the laws of descent and distribution.

Amendment and Termination

The Board or the Committee may amend the Plan at any time. However, the approval of the shareholders is required for amendments that increase the maximum number of shares that may be issued under the Plan; increase the maximum aggregate number of shares that may be issued under Options intended to be ISOs; increase the maximum number of shares covered by awards to any one employee; decrease the minimum option or SAR exercise price; increase the maximum term of an option or SAR to more than ten years; reprice Options or SARs; increase the maximum amount paid to a participant under all Incentive Awards intended to constitute performance-based compensation for purposes of Code Section 162(m); increase the maximum fair market value of a Matching Award granted to a participant; or amend provisions concerning the payment of exercise price. The Board or the Committee may also terminate the Plan at any time. No amendment or termination of the Plan will adversely affect any award outstanding without the approval of the affected participant.

Withholding

Not later than the date on which an amount with respect to an award first becomes includable in the income of a participant who is an employee, the participant is required to pay to the Company or make arrangements satisfactory to the Company regarding the payment of any taxes required by law to be withheld with respect to such amount. The Committee may permit withholding obligations to be settled with shares of Common Stock, including shares of Common Stock that are part of an award that gives rise to the withholding requirement.  In addition, to the extent that the Committee determines that any such action will not result in adverse accounting treatment to the Company, the Committee may permit tax withholding in an amount in excess of the minimum required withholding amount, including the surrender of additional shares of Common Stock to which the Participant is otherwise entitled upon attestation of the Participant’s ownership of an equal number of shares of Common Stock.

Certain Federal Income Tax Consequences of Options and SARs

The grant of an option or SAR under the Plan will create no income tax consequences to the participant or the Company. A participant who is granted an option that is not an ISO will generally recognize ordinary income at the time of exercise in an amount by which the fair market value of the Common Stock at such time exceeds the exercise price. The value of the Common Stock or the amount of cash delivered on exercise of an SAR will also generally be ordinary income to the participant. The Company will be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the participant. A subsequent disposition of the Common Stock will give rise to capital gain or loss to the extent the amount realized from the sale differs from the fair market value of the Common Stock on the date of exercise.

In general, if an ISO is awarded to an employee, the participant holds the shares of Common Stock acquired on the exercise of the ISO for at least two years from the date of grant and one year from the date of exercise, and the participant remained an employee until at least three months before exercise, the participant will recognize no income or gain as a result of the exercise, except that the alternative minimum tax may apply. Any gain or loss realized by the participant on the disposition of the Common Stock will be treated as a long-term capital gain or loss. No deduction will be allowed to the Company. If the holding period requirements described above are not satisfied, the participant will recognize ordinary income at the time of the disposition equal to the lesser of (a) the gain realized on the disposition, or (b) the difference between the exercise price and the fair market value of the shares of Common Stock on the date of exercise. The Company will be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the participant. Any additional gain realized by the participant over the fair market value at the time of exercise will be treated as capital gain.

Certain Federal Income Tax Consequences of Restricted Stock and Restricted Stock Units

A participant will not recognize income upon the award of restricted stock that is subject to a substantial risk of forfeiture unless the election described below is made. A participant who has not made such an election will recognize ordinary income at the end of the applicable restriction period in an amount equal to the fair market value of the restricted stock at such time. Subject to any limitation on such deduction under Section 162(m) of the Code, the Company will be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. An otherwise taxable disposition of the restricted stock after the end of the applicable restriction period will result in capital gain or loss. Dividends paid in cash and received by a participant prior to the end of the applicable restriction period will constitute ordinary income to the participant in the year paid. The Company will be entitled to a corresponding deduction for such dividends. Any dividends paid in stock will be treated as an award of additional restricted stock subject to the tax treatment described herein.

A participant may, within thirty days after the date of the award of restricted stock, elect to recognize ordinary income as of the date of the award in an amount equal to the fair market value of such restricted stock on the date of the award, determined without regard to any of the restrictions. Subject to any limitation on such deduction under Section 162(m) of the Code, the Company will be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. If the election is made, any cash dividends received with respect to the restricted stock will be treated as dividend income to the participant in the year of payment and will not be deductible by the Company. An otherwise taxable disposition of the restricted stock (other than by forfeiture) will result in capital gain or loss. If a participant who has made an election subsequently forfeits the restricted stock, the participant will not be entitled to deduct any loss. In addition, the Company would then be required to include as ordinary income the amount of the deduction it originally claimed with respect to such shares.

A participant will not recognize income upon the award of restricted stock units.  A participant will recognize ordinary income upon settlement of restricted stock units, in an amount equal to the fair market value of the stock or other property received by the participant at such time.  Similarly, a participant will not recognize income upon the credit of dividend equivalents with respect to restricted stock units, but will recognize ordinary income upon settlement of such dividend equivalents, in an amount equal to the fair market value of the stock or other property received by the participant at such time.  Subject to any limitation on such deduction under Section 162(m) of the Code, the Company will be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income.

Termination of 2002 Stock Incentive Plan

Upon approval of the Plan, the 2002 Stock Incentive Plan will be terminated and no further awards under that plan will be made. Termination will not affect any prior awards under the 2002 Stock Incentive Plan.

Securities Authorized for Issuance Under Equity Compensation Plans

No awards have been made under the 2011 Omnibus Incentive Plan, and the awards that may be made are not currently determinable. The table below sets forth certain information about outstanding options awarded under the Company’s 2002 Stock Incentive Plan as of March 1, 2011. Comparable information as of December 31, 2010 may be found in note 18, “Share-based compensation plans” of the notes to the Company’s financial statements for the year ended December 31, 2010 in the accompanying 2010 Annual Report to Shareholders. No warrants or rights have been issued under the 2002 Stock Incentive Plan, and it was approved by shareholders. The Company has no compensation plan under which its equity securities may be issued that has not been approved by shareholders.

Equity Compensation Plan Information

	No. of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (B)	Number of Securities Remaining Available Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)) (C)
Equity compensation plans approved by security holders	1,447,600	60.54	0	*
Equity compensation plans not approved by security holders	0	-	0
Total	1,447,600	60.54	0	*

* As described above, effective upon approval by shareholders of the 2011 Omnibus Incentive Plan, no further awards will be made under the 2002 Stock Incentive Plan.

At March 1, 2011, the weighted average term of the options outstanding under the 2002 Stock Incentive Plan was 1.9 years. In addition to shares issuable on exercise of these options, as of March 1, 2011, awards covering 50,226 shares of restricted stock and 2,931,960 shares of restricted stock units were outstanding under the 2002 Stock Incentive Plan and its predecessor, the 1991 Stock Incentive Plan.

Shareholder Vote Required

The affirmative vote of a majority of the votes cast on the Plan is required for approval of the Plan. Broker non-votes and abstentions will be disregarded in the calculation of a “majority vote.” If the shares under the Plan are to be listed on the New York Stock Exchange, the rules of the Exchange require that, in addition, the total votes cast on the Plan equal at least 50% of the number of shares entitled to vote at the Annual Meeting. The Company does not plan to list the shares on the Exchange because it has shares in treasury, which have already been listed, sufficient to cover the maximum shares that may be issued under the Plan.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE 2011 OMNIBUS INCENTIVE PLAN.  SIGNED PROXY CARDS AND VOTING INSTRUCTION FORMS WILL BE VOTED FOR APPROVAL OF THE 2011 OMNIBUS INCENTIVE PLAN UNLESS A SHAREHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD OR VOTING INSTRUCTION FORM.

Item 7 – Ratification of appointment of independent registered public accounting firm

The Audit Committee has reappointed the accounting firm of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the year ending December 31, 2011. As a matter of good corporate governance, the Board is seeking shareholder ratification of the appointment even though ratification is not legally required.  If shareholders do not ratify this appointment, the Audit Committee will take this into consideration in its future selection of an independent registered public accounting firm. A representative of PwC is expected to attend the meeting and will be given an opportunity to make a statement and respond to appropriate questions.

In PwC’s engagement letter, we expect that we and PwC will agree not to demand a trial by jury in any action, proceeding or counterclaim arising out of or relating to PwC’s services and fees for the engagement.  We also expect that we will agree that we will not, directly or indirectly, agree to assign or transfer any rights, obligations, claims or proceeds from claims against PwC arising under the engagement letter to anyone. We further expect that the engagement letter will not contain a requirement that we arbitrate any disputes with PwC nor any limitation on our right to damages from PwC.

Audit and Other Fees

For the years ended December 31, 2009 and 2010, PwC billed us fees for services of the following types:

	2009	2010
Audit Fees	$1,967,000	$2,050,534
Audit-Related Fees	7,160	8,780
Tax Fees	34,223	29,945
All Other Fees	93,523	3,760
Total Fees	$2,101,906	$2,093,019

Audit Fees include PwC’s review of our quarterly and annual financial statements and, for 2010, comfort letters issued in connection with our issuance of common stock and convertible senior notes.  Audit-Related Fees for 2009 and 2010 include fees related to an external peer review of the actuarial calculations done with respect to our Australian operations. Tax Fees include a review of our tax returns. All Other Fees include, for 2009, fees related to a risk management governance review and for 2009 and 2010, subscription fees for an online library of financial reporting and assurance literature.

The rules of the SEC regarding auditor independence provide that independence may be impaired if the auditor performs services without the pre-approval of the Audit Committee.  The Committee’s policy regarding pre-approval of audit and allowable non-audit services to be provided by the independent auditor includes a list of services that are pre-approved as they become necessary and the Committee’s approving of a schedule of other services expected to be performed during the ensuing year prior to the start of the annual audit engagement.  If we desire the auditor to provide a service that is not in either category, the service may be presented for pre-approval by the Committee at its next meeting or may be pre-approved by the Chairperson (or another Committee member designated by the Chairperson).  The Committee member approving the service will be given detail regarding the service equivalent to the detail that would be given to the Committee, and the Committee will be notified of the approved service at its next regularly scheduled meeting. We periodically provide the Committee with information about fees paid for services that have been approved and pre-approved.  The Audit Committee pre-approved all of the services that PwC provided in 2010.

Shareholder Vote Required

The affirmative vote of a majority of the votes cast on this matter is required for the ratification of the appointment of PwC as our independent registered public accounting firm. Abstentions and broker non-votes, if any, will not be counted as votes cast.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.  PROXY CARDS AND VOTING INSTRUCTION FORMS WILL BE VOTED FOR RATIFICATION UNLESS A SHAREHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD OR VOTING INSTRUCTION FORM.

Householding

The broker, bank or other nominee for any shareholder who holds shares in “street name” and is not a shareholder of record may deliver only one copy of this proxy statement and the Annual Report to Shareholders to multiple shareholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and the Annual Report to Shareholders to a shareholder at a shared address to which a single copy of the document was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and Annual Report to Shareholders, now or in the future, should submit a request to MGIC by telephone at (414) 347-6480 or by submitting a written request to Investor Relations, MGIC Investment Corporation, P.O. Box 488, MGIC Plaza, Milwaukee, WI 53201. Beneficial owners sharing an address who are receiving multiple copies of the proxy statement and Annual Report to Shareholders and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy be mailed to all shareholders at the shared address in the future.

Appendix A

Proposed Amendments to Articles of Incorporation

ARTICLE 6

A. TERM, POWERS, NUMBER, ~~CLASSIFICATION,~~ VACANCIES AND NOMINATION OF DIRECTORS.

Beginning with the Corporation’s 2012 annual meeting of shareholders and thereafter, each director whose term is expiring at an annual meeting shall be elected for a one-year term expiring at the next annual meeting of shareholders and until such director’s successor shall have been duly qualified and elected.  The general powers, number~~, classification~~, filling of vacancies and requirements for nomination of directors shall be as set forth in Sections 3.01 and 3.02 of Article III of the Bylaws of the Corporation (and as such sections shall exist from time to time), except that until a director is elected by shareholders for a one-year term, the classification provisions set forth in such Sections of the Bylaws shall continue in effect for such director.

D. DIRECTORS ELECTED BY PREFERRED STOCK.

Notwithstanding the foregoing, whenever any one or more series of Preferred Stock shall have the right, voting pursuant to the terms of such series, to elect directors at any annual or special meeting of shareholders, the number, election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of such series of Preferred Stock. Unless expressly provided by such terms, ~~directors so elected shall not be divided into classes and,~~ during the prescribed terms of office of such directors, the Board of Directors shall consist of such number of directors determined as provided in Section A of this Article 6 plus the number of directors determined as provided by the terms of the Preferred Stock entitled to elect such directors.

Appendix B

MGIC INVESTMENT CORPORATION
2011 OMNIBUS INCENTIVE PLAN

SECTION 1

GENERAL

1.1           Purpose.  The MGIC Investment Corporation 2011 Omnibus Incentive Plan (the “Plan”) has been established by MGIC Investment Corporation (the “Company”) to motivate and incent performance by, and to retain the services of, key employees of the Company and its Subsidiaries and Non-Employee Directors of the Company through the receipt of Awards under the Plan.

1.2           Participation.  Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Individuals, those persons who will be granted one or more Awards under the Plan, and thereby become “Participants” in the Plan.

1.3           Definitions.  Capitalized terms in the Plan are defined as set forth in the Plan (including the definition provisions of subsection 10.1 of the Plan).

SECTION 2

OPTIONS AND SARS

2.1           Definitions.

(a)           The grant of an “Option” entitles the Participant to purchase shares of Stock at an Exercise Price established by the Committee.  Any Option granted under the Plan may be either an incentive stock option (an “ISO”) or a non-qualified option (an “NQO”), as determined in the discretion of the Committee.  An “ISO” is an Option that is granted not later than February 15, 2021and that is intended to satisfy the requirements applicable to an “incentive stock option” described in Section 422(b) of the Code.  An “NQO” is an Option that is not intended to be such an “incentive stock option.”

(b)           A stock appreciation right (an “SAR”) entitles the Participant to receive, in cash or Stock (as determined in accordance with subsection 5.7), value equal to (or otherwise based on) the excess of:  (a) the Fair Market Value of a specified number of shares of Stock at the time of exercise; over (b) an Exercise Price established by the Committee.

(c)           The Committee may not approve the grant of an Option or an SAR with a grant date that is effective prior to the date the Committee takes action to approve such grant.

2.2           Exercise Price.  The “Exercise Price” of each Option and SAR granted under the Plan shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option or SAR is granted, except that the Exercise Price shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant.

2.3           Exercise.  An Option and an SAR shall be exercisable in accordance with such terms, conditions, restrictions and contingencies, including those governing the period(s) during which such Awards may be exercised, as the Committee shall determine, except that the term of an Option and an SAR may not exceed ten years.

2.4           Payment of Exercise Price.  The payment of the Exercise Price of an Option shall be subject to the following:

(a)           Except as provided in the remainder of this subsection 2.4, the entire Exercise Price for shares of Stock purchased upon the exercise of an Option shall be paid at the time of such exercise.

(b)           The Exercise Price shall be payable in cash or by tendering, through either actual delivery of shares or through attestation, shares of Stock acceptable to the Committee, and valued at Fair Market Value as of the day prior to the day of exercise (or, if the Committee determines, as of the day of exercise), or in any combination of such shares and cash, all as determined by the Committee.

(c)           The Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price.  In the case of an exercise arrangement described in the preceding sentence, payment of the Exercise Price may be made as soon as practicable after the exercise.

2.5           Repricing Prohibited Without Shareholder Approval.  Without the approval of the Company’s shareholders, except for the adjustments permitted by subsection 5.2(d), the Exercise Price of an Option or an SAR that has been granted shall not be adjusted or amended, whether through amendment, cancellation and replacement grants, or any other means.

SECTION 3

RESTRICTED STOCK AND RESTRICTED STOCK UNIT AWARDS

3.1           Definitions.  A “Restricted Stock” Award is a grant of shares of Stock, and a “Restricted Stock Unit” Award is the grant of a right to receive shares of Stock (or a cash payment based upon the Fair Market Value of a share of Stock) in the future.

3.2           Restrictions on Awards.  Except as otherwise provided by the Committee in the Award Agreement, each Restricted Stock Award and Restricted Stock Unit Award shall be subject to such conditions, restrictions and contingencies as the Committee shall determine, including but not limited to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant, or achievement of Performance Goals or other objectives, or the satisfaction of conditions that must be satisfied prior to the grant of the Award, such as a (i) condition that to receive the Award, the Participant must purchase, and retain for a specified period, shares of Stock, or (ii) a condition that an Incentive Award must have become payable and the Participant must have previously elected to receive a portion of such Award in the form of a Restricted Stock Award or a Restricted Stock Unit Award (an Award described in this clause (ii) is referred to as a “Base Award”).

SECTION 4

CASH INCENTIVE AWARDS

4.1           Incentive Award.  An “ Incentive Award” is a grant of a right to receive a cash payment, pursuant to one or more underlying bonus plans that are intended to provide performance-based compensation under Code Section 162(m), to the extent Performance Goals are achieved, all as established by the Committee, except that such a bonus plan may provide for the grant of Restricted Stock or Restricted Stock Units in conjunction with bonuses payable under such plan.  Such a bonus plan may cover one or more key employees who are not “covered employees” under Code Section 162(m).

4.2           Terms and Conditions of Incentive Awards.  Subject to the terms of the Plan, the Committee will determine all terms and conditions of Incentive Awards, including but not limited to the Performance Goals that must be achieved or partially achieved, the performance period, the potential amount payable and the timing of payment, although the Committee may specify that all or a portion of the Performance Goals subject to an Incentive Award are deemed achieved upon a Participant’s death, disability (as defined by the Committee) or a Change in Control.

SECTION 5

OPERATION AND ADMINISTRATION

5.1           Effective Date and Duration.  Subject to the approval of the shareholders of the Company at the Company’s 2011 annual meeting of shareholders, the Plan shall be effective as of the date of such meeting (the “Effective Date”).  The Plan shall remain in effect as long as any Awards are outstanding.  However, except for Awards granted pursuant to commitments entered into prior to the ten-year anniversary of the Effective Date, no Awards may be granted after such ten-year anniversary.

5.2           Shares Subject to Plan; Award Limitations; Adjustments.  The shares of Stock for which Awards may be granted under the Plan shall be subject to the following:

(a)           The shares of Stock may be authorized but unissued shares or treasury shares.  As used herein, the term “issued” and similar terms include treasury shares delivered under an Award.   Subject to the following provisions of this subsection 5.2, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan, and the number of shares of Stock reserved under the Plan, shall be [7,000,000] shares of Stock.

(b)           Subject to subsection 5.2(d), the following additional limits are imposed under the Plan.

(i)           The maximum number of shares that may be covered by Awards granted to any one Participant (whether such Awards are granted in one year or over a period of years) shall be 2,000,000 shares.

(ii)           The maximum number of shares that may be issued under Options intended to be ISOs shall be [7,000,000] shares.

(iii)           The maximum amount payable under an Incentive Award as a bonus with respect to any fiscal year will not exceed three times base salary (in the case of a Participant who is the CEO) or 2.25 times base salary (in the case of a Participant who is a Covered Employee).  The base salaries that determine the maximum Incentive Awards will be determined as of the end of the fiscal year to which the bonus relates.  For Incentive Awards payable in 2012 and thereafter, the Committee may raise the base salary multiples that determine maximum Incentive Awards without the necessity of amending the Plan.  In no event, however, may the amounts paid with respect to any fiscal year of the Company under all Incentive Awards that are intended to constitute performance-based compensation for purposes of Code Section 162(m) exceed $5 million (in the case of a Participant who is the CEO) or more than $3 million (in the case of a Participant who is a Covered Employee).  If in conjunction with a Base Award an additional Restricted Stock Award or a Restricted Stock Unit Award is granted (collectively, a “Matching Award”), the Fair Market Value of the Matching Award, determined on the date of the grant of the Matching Award, may not exceed $2.5 million (in the case of a Participant who is the CEO) or $1.5 million (in the case of a Participant who is a Covered Employee).

(iv)            In all cases, determinations under this subsection 5.2(b) will be made, in the case of an Award that is intended to constitute performance-based compensation under Code Section 162(m), in a manner that is consistent with the exemption for performance-based compensation provided by Code Section 162(m).  If an Option is in tandem with an SAR, such that the exercise of the Option or SAR with respect to a share of Stock cancels the tandem SAR or Option right, respectively, with respect to such share, the tandem Option and SAR rights with respect to each share of Stock shall be counted as covering but one share of Stock for purposes of applying the limit of subsections 5.2(a) above.  If an Award is terminated, cancelled or expires, or the shares under an Award are forfeited, the number of shares subject to the Award shall be counted for purposes of applying the limit of subsection 5.2(b)(i) above.

(c)           To the extent any shares of Stock covered by an Award are not delivered to a Participant or beneficiary because the Award is forfeited, canceled, or expires, or if the shares are delivered but subsequently forfeited, or the shares of Stock are not delivered because the Award is settled in cash or used to satisfy the applicable tax withholding obligation, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under subsections 5.2(a) and 5.2(b)(ii).  If the Exercise Price of any Option is satisfied by tendering shares of Stock to the Company (by either actual tender or attestation), only the number of shares of Stock issued net of the shares of Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of Stock available for delivery under subsections 5.2(a) and 5.2(b)(ii).

(d)           The following adjustments shall or may be made under the Plan:

(i)           If (A) the Company shall at any time be involved in a merger or other transaction in which the Stock is changed or exchanged; or (B) the Company shall subdivide or combine the Stock or the Company shall declare a dividend payable in shares of Stock, other securities or other property; (C) the Company shall effect a cash dividend the amount of which, on a per share basis, exceeds 10% of the trading price of the Stock at the time the dividend is declared, or the Company shall effect any other dividend or other distribution on the Stock in the form of cash, or a repurchase of Stock, that the Board determines by resolution is special or extraordinary in nature or that is in connection with a transaction that the Company characterizes publicly as a recapitalization or reorganization involving the Stock; or (D) any other event shall occur which, in the case of this clause (D), in the judgment of the Committee necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (1) the number of shares and type of Stock subject to the Plan and which may after the event be made the subject of Awards under the Plan and any limitation on the number of shares so available for Awards under the Plan or for a particular type of Award under the Plan, including incentive stock options, (2) the number of shares and type of Stock subject to outstanding Awards, (3) the grant, purchase, or exercise price with respect to any Award, and (4) to the extent such discretion does not cause an Award that is intended to qualify as performance-based compensation under Code Section 162(m) to lose its status as such, the Performance Goals of an Award.  In any such case, the Committee may also (or in lieu of the foregoing) make provision for a cash payment to the holder of an outstanding Award in exchange for the cancellation of all or a portion of the Award (without the consent of the holder of an Award) in an amount determined by the Committee effective at such time as the Committee specifies (which may be the time such transaction or event is effective).  However, in each case, with respect to Awards of ISOs, no such adjustment may be authorized to the extent that such authority would cause the Plan to violate Code Section 422(b).  Further, the number of shares of Stock subject to any Award payable or denominated in shares of Stock must always be a whole number.  In any event, previously granted Options or SARs are subject to only such adjustments as are necessary to maintain the relative proportionate interest the Options and SARs represented immediately prior to any such event and to preserve, without increasing, the value of such Options or SARs.  Without limitation, in the event of any such merger or similar transaction, subdivision or combination of Shares, dividend or other event described above (other than any such transaction in which the Company is the continuing corporation and in which the outstanding Stock is not being converted into or exchanged for different securities, cash or other property, or any combination thereof), the Committee shall substitute, on an equitable basis as the Committee determines, for each share of Stock then subject to an Award, the number and kind of shares of stock, other securities, cash or other property to which holders of Stock are or will be entitled in respect of each share of Stock pursuant to the transaction.  Notwithstanding the foregoing, if the Company shall subdivide the Stock or the Company shall declare a dividend payable in shares of Stock, and if no action is taken by the Board or the Committee, then the adjustments contemplated by this subsection 5.2(d) that are proportionate shall nevertheless automatically be made as of the date of such subdivision of the Stock or dividend in shares of Stock.

(ii)            Notwithstanding any other provision of the Plan, and without affecting the number of shares of Stock otherwise reserved or available under the Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, the Committee may authorize the issuance in exchange for the cancellation or assumption of awards under the Plan upon such terms and conditions as it may deem appropriate.

5.3           General Restrictions.  Delivery of shares of Stock or other amounts under the Plan shall be subject to the following:

(a)           Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Stock or make any other distribution of benefits unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933, as amended), and the applicable requirements of any stock exchange or similar entity.

(b)           To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

5.4           Tax Withholding; No Guarantee of Tax Treatment.  Delivery of shares of Stock or other amounts under the Plan is subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares of Stock or other amounts under the Plan on satisfaction of the applicable withholding obligations in a manner satisfactory to the Committee (which may include, without limitation, such rules and requirements as the Committee may determine to be necessary or appropriate to avoid adverse accounting treatment with respect to any Award).  The Committee, in its discretion, and subject to such requirements as the Committee may impose prior to the occurrence of such withholding, may permit such withholding obligations to be satisfied through cash payment by the Participant, through the surrender of shares of Stock which the Participant already owns, or through the surrender of shares of Stock to which the Participant is otherwise entitled under the Plan.  In addition, to the extent that the Committee determines that any such action will not result in adverse accounting treatment to the Company, the Committee may permit tax withholding in an amount in excess of the minimum required withholding amount, including the surrender of additional shares of Stock to which the Participant is otherwise entitled upon attestation of the Participant’s ownership of an equal number of shares of Stock.  Notwithstanding any provision of the Plan to the contrary, the Company does not guarantee to any Participant or any other person(s) with an interest in an Award that (i) any Award intended to be exempt from Code Section 409A shall be so exempt, (ii) any Award intended to comply with Code Section 409A or Code Section 422 shall so comply, or (iii) any Award shall otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company or any other person be required to indemnify, defend or hold harmless any individual with respect to the tax consequences of any Award.

5.5           Grant and Use of Awards.  In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant; provided that no ISO nor any Incentive Award may be granted to any person who at the time of the grant is not an employee of the Company or a Subsidiary.  Awards may be granted as alternatives to or replacement of Awards granted or outstanding under the Plan, or any other plan or arrangement of the Company or a Subsidiary (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Subsidiary).  Subject to the overall limitation on the number of shares of Stock that may be delivered under the Plan, the Committee may use available shares of Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Subsidiary, including the plans and arrangements of the Company or a Subsidiary assumed in business combinations.

5.6           Dividends and Dividend Equivalents.  The following rules shall apply with respect to dividends or dividend equivalents on outstanding Awards:

(a)           A Participant shall not be entitled to dividends or dividend equivalents with respect to an Option or an SAR.

(b)           A Restricted Stock Unit Award or a Restricted Stock Award under which the number of shares of Stock to be issued to the Participant is contingent upon the satisfaction of one or more performance goals may provide that the Participant is entitled to receive payment of the same amount that the Participant would have received as cash dividends if, on each record date during the performance period relating to such Award, the Participant had been the holder of record of a number of shares of Stock equal to the number of Restricted Stock Units actually earned by the Participant based upon achievement of the performance goals; provided that payment of any such dividend equivalent shall be deferred until the date that the final award is determined, and shall only be paid to the extent that the Restricted Stock Units or Restricted Stock, as applicable, underlying the final award have been earned by the Participant based upon achievement of the performance goals, and may be settled in cash or Stock, as determined by the Committee.  Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Stock, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents.

(c)           Any Award not described in either subsection 5.6(a) or 5.6(b) may provide the Participant with the right to receive dividend payments or dividend equivalent payments with respect to Stock subject to the Award (both before and after the Stock subject to the Award is earned, vested, or acquired), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or Stock, as determined by the Committee.  Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Stock, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents.

5.7           Settlement of Awards.  The obligation to make payments and distributions with respect to Awards may be satisfied through cash payments, the delivery of shares of Stock, or combination thereof as the Committee shall determine.  Satisfaction of any such obligations under an Award, which is sometimes referred to as “settlement” of the Award, may be subject to such conditions, restrictions and contingencies as the Committee shall determine.  The Committee may permit or require the deferral of any Award settlement, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, and may include converting such credits into deferred Stock equivalents.  Each Subsidiary shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such benefits are attributable to the services rendered for that Subsidiary by the Participant.  Any disputes relating to liability of a Subsidiary for cash payments shall be resolved by the Committee.

5.8           Transferability.  Except as otherwise provided by the Committee, Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution.

5.9           Form and Time of Elections.  Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be filed with the Committee or its delegate at such times, in such form (which may include a requirement of a written election or a requirement to use an electronic or on-line system), and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

5.10          Agreement With Company.  An Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee shall, in its sole discretion, prescribe.  The terms and conditions of any Award to any Participant shall be reflected in such form of document as is determined by the Committee (and which may written or otherwise be set forth or delivered electronically).  A copy of such document shall be provided, or otherwise made available, to the Participant, and the Committee may, but need not, require that the Participant sign a copy of such document or otherwise acknowledge receipt and acceptance in the manner acceptable to the Committee.  Such document is referred to in the Plan as an “Award Agreement” regardless of whether any Participant signature (or acknowledgement or acceptance) is required.

5.11          Action by Company or Subsidiary.  Any action required or permitted to be taken by the Company or any Subsidiary shall be by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of such company.

5.12          Gender and Number.  Where the context permits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

5.13          Limitation of Implied Rights.

(a)           No employee or other person shall have any claim or right to be granted an Award under the Plan.  Having received an Award under the Plan shall not give a Participant or any other person any right to receive any other Award under the Plan.  A Participant shall have no rights in any Award, except as set forth herein and in the applicable Award Agreement.

(b)           Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan.  A Participant shall have only a contractual right to the Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

(c)           The Plan does not constitute a contract of employment, in the case of a Participant who is an employee, or an agreement to renominate a director as a director, in the case of a Participant who is a Non-Employee Director, and selection as a Participant will not give any participating employee or Non-Employee Director the right to be retained in the employ, or remain a director, of the Company or any Subsidiary, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.  Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any rights as a shareholder of the Company prior to the date on which the Participant fulfills all conditions for receipt of such rights.

5.14         Evidence.  Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

SECTION 6

CHANGE IN CONTROL

Except as otherwise provided in the Award Agreement reflecting the applicable Award, upon the occurrence of a Change in Control:

(a)           All outstanding Options (regardless of whether in tandem with SARs) shall become fully vested and exercisable.

(b)           All outstanding SARs (regardless of whether in tandem with Options) shall become fully vested and exercisable.

(c)           All outstanding Awards of Restricted Stock and Restricted Stock Units shall become vested to the maximum extent provided in the Award, including any additional Stock that is to be granted on account of the satisfaction of conditions in the Award.

(d)           All Incentive Awards shall be treated as determined by the Committee.

SECTION 7

COMMITTEE

7.1           Administration.  The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the “Committee”) in accordance with this Section 7.  The Committee shall be selected by the Board, and shall consist of at least two members and shall be appointed from among the members of the Board.  Any member of the Committee may resign or be removed by the Board and new members may be appointed by the Board.  Additionally, the Committee shall be constituted so as to satisfy at all times the outside director requirement of Code Section 162(m) and the regulations thereunder and the non-employee director requirement of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Unless otherwise determined by the Board, the Committee shall be the Management Development, Nominating and Governance Committee.  If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

7.2           Powers of Committee.  The Committee’s administration of the Plan shall be subject to the following:

(a)           Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Individuals those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Section 8) to cancel or suspend Awards.

(b)           To the extent that the Committee determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

(c)           The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any Award Agreement made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(d)           Any interpretation of the Plan by the Committee and any decision made by it under the Plan, including an adjustment under subsection 5.2(d), is final and binding on all persons.  Except to the extent precluded by applicable law, decisions made by the Committee under the Plan need not be uniform with respect to Participants notwithstanding that Participants are similarly situated.

7.3           Delegation by Committee.  Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it.  If the Committee has made a permitted allocation or delegation, then all references to the Committee in the Plan include such person or persons with respect to whom the allocation or delegation is made to the extent of such allocation or delegation.  Any such allocation or delegation may be revoked by the Committee at any time.

7.4           Information to be Furnished to Committee.  The Company and Subsidiaries shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties.  The records of the Company and Subsidiaries as to an employee’s or Participant’s employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect.  Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

SECTION 8

AMENDMENT AND SUSPENSION OF GRANTING AWARDS

8.1           Amendment of Plan and Suspension of Granting Awards.  The Board or the Committee may, at any time, amend the Plan, except that the Board may amend the Plan to prohibit or restrict the Committee’s power to amend the Plan after the time at which such amendment is adopted by the Board, and any such amendment by the Board shall not be subject to change by the Committee.  Notwithstanding the foregoing sentence, (i) subject to subsection 8.2, no amendment may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary of the former Participant), adversely affect the rights of any Participant or beneficiary under any Award made prior to the date such amendment is adopted; (ii) no amendment may increase the limitations set forth in subsections 5.2(a) and 5.2(b), decrease the minimum Option or SAR Exercise Price set forth in subsection 2.2, increase the maximum term of an Option or SAR from the maximum term set forth in subsection 2.3 or amend subsections 2.4 or 2.5 unless any such amendment is approved by the Company’s shareholders; and (iii) shareholders must approve any amendment of the Plan to the extent the Company determines such approval is required by:  (A) Section 16 of the Exchange Act, (B) the Code, or (C) the listing requirements of any principal securities exchange or market on which the Stock is then traded.  Adjustments pursuant to subsection 5.2(d) shall not be subject to the foregoing limitations of this Section 8.  The Committee or the Board may at any time suspend, temporarily or permanently, granting Awards under the Plan.

8.2           Amendment, Modification or Cancellation of Awards.  Except as provided in subsection 2.5 and subject to the requirements of the Plan, the Committee may modify or amend any Award, or waive any restrictions or conditions applicable to any Award or the exercise of the Award, or amend, modify or cancel any terms and conditions applicable to any Award, in each case by mutual agreement between the Committee and the Participant or any other person(s) as may then have an interest in the Award, so long as any such action does not increase the number of shares of Stock issuable under the Plan (except as permitted by subsection 5.2(d)), but the Committee need not obtain Participant (or other interested party) consent for any such action that is permitted by the provisions of subsection 5.2(d) or for any such action:  (i) to the extent the action is deemed necessary by the Committee to comply with any applicable law or the listing requirements of any principal securities exchange or market on which the shares of Stock are then traded; (ii) to the extent the action is deemed necessary by the Committee to preserve favorable accounting or tax treatment of any Award for the Company; or (iii) to the extent the Committee determines that such action does not materially and adversely affect the value of an Award or that such action is in the best interest of the affected Participant or any other person(s) as may then have an interest in the Award.

SECTION 9

INTERNAL REVENUE CODE SECTION 409A

Unless determined otherwise by the Committee, the Plan shall be administered in a manner that will enable an Award that is intended to be exempt from Code Section 409A to continue to be so exempt, or to enable an Award that is intended to comply with Code Section 409A to continue to so comply.  For purposes of any Award that is subject to Code Section 409A and with respect to which the terms and conditions of the Award Agreement, as determined by the Committee (or if applicable, elected by the Participant) at the time of grant provide for distribution or settlement of the Award upon the Participant’s termination of employment, the Participant will be deemed to have terminated employment on the date on which the Participant incurs a “separation from service”, within the meaning of Code Section 409A, and to the extent required in order to comply with Code Section 409A, no distribution or settlement of the Award shall be made until the date that is six months and one day following the date of the Participant’s “separation from service”.  A Participant’s “separation from service” shall occur when the Company reasonably anticipates that no further services will be performed by the Participant for the Company after a certain date or that the level of bona fide services the Participant will perform after such date will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed by the Participant (whether as an employee or independent contractor) for the Company over the immediately preceding thirty-six (36) month period (or such lesser period of actual service).  For purposes of this definition, the term “Company” includes each other corporation, trade or business that, with MGIC Investment Corporation, constitutes a controlled group of corporations or group of trades or businesses under common control within the meaning of Code Sections 414(b) or (c).  For this purpose, Code Sections 414(b) and (c) shall be applied by substituting “at least 50 percent” for “at least 80 percent” each place it appears therein or in the regulations promulgated thereunder.  A Participant is not considered to have incurred a “separation from service” if the Participant is absent from active employment due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed the greater of (i) six (6) months, or (ii) the period during which the Participant’s right to reemployment by the Company or controlled group member is provided either by statute or by contract; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six (6) months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the leave may be extended for up to twenty-nine (29) months without causing a “separation from service”.

SECTION 10

DEFINED TERMS AND GOVERNING LAW

10.1           Defined Terms.  In addition to the other definitions contained herein, the following definitions shall apply:

(a)           Award.  The term “Award” shall mean any award or benefit granted under the Plan, including, without limitation, the grant of Options, SARs, Restricted Stock Awards, Restricted Stock Unit Awards and Incentive Awards.

(b)           Board.  The term “Board” shall mean the Board of Directors of the Company.

(c)           CEO.  The term “CEO” shall mean the Chief Executive Officer of the Company.

(d)           Change in Control.  The term “Change in Control” shall mean a change in control of the Company, as defined in the Annex hereto, provided that with respect to an Award that is subject to Code Section 409A, such change in control is also a change in ownership or effective control of a corporation or a change in ownership of a substantial portion of the assets of a corporation pursuant to Treasury Regulations section 1.409A-3(i)(5).

(e)           Code.  The term “Code” shall mean the Internal Revenue Code of 1986, as amended.  A reference to any provision of the Code shall include reference to any successor provision of the Code and the regulations promulgated under such provision.

(f)           Covered Employee.  The term “Covered Employee” shall mean any employee of the Company or any Subsidiary  who is not the CEO.

(g)           Eligible Individual.  The term “Eligible Individual” shall mean any executive officer or other key employee of the Company or a Subsidiary and any Non-Employee Director.  An Award may be granted to an employee, in connection with hiring, retention or otherwise, prior to the date the employee first performs services for the Company or a Subsidiary, provided that such Award shall not become vested prior to the date the employee first performs such services.

(h)           Fair Market Value.  For purposes of determining the “Fair Market Value” of a share of Stock as of any date, the following rules shall apply:

(i)           If the principal market for the Stock is a national securities exchange, then the “Fair Market Value” as of that date shall be the last reported sale price of the Stock on that date on the principal exchange on which the Stock is then listed or admitted to trading.

(ii)           If the last sale price is not available or if the principal market for the Stock is not a national securities exchange, then the “Fair Market Value” as of that date shall be the average between the highest bid and lowest asked prices for the Stock on such day as reported by the OTC Bulletin Board or the Pink OTC Markets Inc. or a comparable service.

(iii)           If the day is not a business day, and as a result, paragraphs (i) and (ii) next above are inapplicable, the “Fair Market Value” of the Stock shall be determined as of the next earlier business day.  If paragraphs (i) and (ii) next above are otherwise inapplicable, then the “Fair Market Value” of the Stock shall be determined in good faith by the Committee.

(i)           Non-Employee Directors.  The term “Non-Employee Director” means a member of the Board who is not an employee of the Company, any Subsidiary or of any person, directly or indirectly, controlling, controlled by or under common control with the Company and is not a member of the Board representing a particular holder of any class of securities of the Company.

(j)           Performance Goal.  The term “Performance Goal” means, with respect to any Award that is intended to constitute “performance based compensation” under Code Section 162(m), any goal or performance measure the Committee establishes that relates to one or more of the following:

•	net income, pre-tax income or earnings before interest, taxes and depreciation and amortization,
•	earnings per share,
•	operating earnings, which is net income excluding realized gains and losses,
•	cash flow, including operating cash flow, which excludes the same items as are excluded in operating earnings,
•	return on assets or equity,
•	expenses or a ratio related to expenses, such as the ratio of expenses from insurance operations to net premiums written or earned,
•	incurred or paid losses or ratios related to those losses, such as the ratio of incurred losses to the net premiums written or earned,
•	market share,
•	book value,
•	common stock share price, and
•	total return to shareholders.

Each of the Performance Goals may be combined with other Performance Goals, and established (i) on a Company-wide basis or, where applicable, with respect to one or more Subsidiaries, operating units, divisions, books of business, new insurance written, types of insurance written by the Company, acquired businesses, minority investments, partnerships or joint ventures; (ii) on a relative or an absolute basis, or (iii) on a per share (either basic or fully diluted) or an aggregate basis.

With respect to each financial Performance Goal, the relevant measurement of performance shall be computed in accordance with generally accepted accounting principles, if applicable.  Unless otherwise determined by the Committee, the measurement of the Performance Goal shall exclude, to the extent applicable under the particular Performance Goal, the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary, unusual or non-recurring in nature or related to the acquisition or disposal of a business or related to a change in accounting principle all as determined in accordance with standards established by Accounting Standards Codification (“ASC”) 225-20 (previously Opinion No. 30 of the Accounting Principles Board (APB Opinion No. 30)) or other applicable or successor accounting provisions as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles, if applicable, or identified in the Company’s financial statements or notes to the financial statements or the Company’s Management’s Discussion and Analysis.  Unless otherwise determined by the Committee, the measurement of the Performance Goal shall also exclude, to the extent applicable under a particular Performance Goal, the effects of any of the following events that occurs during a performance period:  (i) asset write-downs, (ii) litigation judgments or settlements, (iii) the effect of changes in tax law or other laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) accruals of any amounts for payment under the Plan or any other compensation arrangement of the Company.  With respect to an Award that is intended to constitute performance-based compensation for purposes of Code Section 162(m), any such Committee determination (and any adjustment resulting from any such determination) shall be consistent with the requirements of Code Section 162(m), and shall be made not later than 90 day after the beginning of the performance period (or, if earlier, before 25% of the applicable performance period has lapsed).  With respect to an Award that is not intended to constitute performance-based compensation for purposes of Code Section 162(m), any such Committee determination may be made at any time.

In addition, in the case of Awards that the Committee determines at the date of grant will not be considered “performance-based compensation” under Code Section 162(m), the Committee may establish other Performance Goals not listed in the Plan.

Where applicable, the Performance Goals may be expressed, without limitation, in terms of attaining a specified level of the particular criterion or the attainment of an increase or decrease (expressed as absolute numbers or a percentage) in the particular criterion or achievement in relation to a peer group or other index.  The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be paid (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).

(k)           Stock.    The Common Stock, $1.00 par value, of the Company.

(l)           Subsidiary.  The term “Subsidiary” and its plural means any company during any period in which it is a “subsidiary corporation” (as that term is defined in Code Section 424(f)) with respect to the Company.

The following terms are defined where indicated below:

Award Agreement	-- Subsection 5.10
Base Award	-- Subsection 3.2
Committee	-- Subsection 7.1
Effective Date	-- Subsection 5.1
Exchange Act	-- Subsection 7.1
Exercise Price	-- Subsection 2.2
Incentive Award	-- Subsection 4.1(a)
ISO	-- Subsection 2.1(a)
NQO	-- Subsection 2.1(a)
Option	-- Subsection 2.1(a)
Participant	-- Subsection 1.2
Prior Plan	-- Subsection 5.1(b)
Stock	-- Subsection 1.1
Restricted Stock	-- Subsection 3.1
Restricted Stock Unit	-- Subsection 3.1
SAR	-- Subsection 2.1(b)

10.2           Governing Law.  The Plan, and all Award Agreements, shall be construed in accordance with and governed by the laws of the State of Wisconsin, without reference to any conflict of law principles.  As a condition of receiving any Award, a Participant agrees, on behalf of the Participant and all persons or entities that may claim through the Participant, that except to the extent otherwise determined by the Company in writing in the case of one or more Participants and communicated to an affected Participant in the same manner by which notices may be given under the Participant’s Award Agreement (a) any legal action or proceeding with respect to the Plan, any Award or any Award Agreement, or for recognition and enforcement of any judgment in respect of the Plan, any Award or any Award Agreement, may be brought and determined only in a state court sitting in the County of Milwaukee, or the Federal District Court for the Eastern District of Wisconsin sitting in the County of Milwaukee, in the State of Wisconsin, and (b) any right to a jury trail is waived.  No legal action or other proceeding may be brought by or on behalf of a Participant (or any beneficiary of the Participant)with respect to the Plan or any Plan Award more than one (1) year after the later of (i) the last date on which the act or omission giving rise to the legal action or proceeding occurred,, or (ii) the date on which the individual or entity bringing the legal action or proceeding had knowledge (or reasonably should have had knowledge) of the act or omission.

ANNEX

Definition of “Change in Control of the Company” and Related Terms

Shareholder Services P.O. Box 64945 St. Paul, MN 55164-9045
Address Change? Mark box, sign, and indicate changes below: ☐

COMPANY #

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR all of the Nominees for Director in Item 1, FOR in connection with each Director listed in Item 2, FOR Items 3, 4, 6 and 7, and “1 Year” on Item 5.

1.	Election of directors:
		FOR	WITHHOLD						FOR	WITHHOLD
A.	Kenneth M. Jastrow, II	☐	☐	C.	Donald T. Nicolaisen				☐	☐

B.	Daniel P. Kearney	☐	☐

2.	Ratification of placement of directors elected to the Board of Directors in 2010 into classes whose terms continue past the Annual Meeting:

		FOR	WITHHOLD						FOR	WITHHOLD
A.	Bruce L. Koepfgen	☐	☐	B.	Mark M. Zandi				☐	☐

3.	Proposal to amend the Articles of Incorporation to eliminate the classified board provisions and to provide for the annual election of all directors						☐	For	☐	Against	☐	Abstain

4.	Advisory vote on executive compensation						☐	For	☐	Against	☐	Abstain
.
5	Advisory vote on the frequency of holding future advisory votes on executive compensation				☐	1 Year	☐	2 Years	☐	3 Years	☐	Abstain

6.	Approve 2011 Omnibus Incentive Plan						☐	For	☐	Against	☐	Abstain

7.	Ratification of appointment of independent registered public accounting firm						☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

MGIC INVESTMENT CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 5, 2011
9:00 a.m. Central Time

BRADLEY PAVILION
MARCUS CENTER FOR THE PERFORMING ARTS
929 North Water Street
Milwaukee, WI

MGIC Investment Corporation P.O. Box 488 Milwaukee, WI 53201	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 5, 2011.

By signing on the reverse side, I hereby appoint CURT S. CULVER and J. MICHAEL LAUER, and either one of them, as my proxy and attorney-in-fact, with full power of substitution by the Board of Directors of MGIC Investment Corporation (MGIC), to represent and vote, according to my choices specified on this proxy card, all shares of Common Stock of MGIC which I am entitled to vote at the Annual Meeting of Shareholders to be held in the Bradley Pavilion of the Marcus Center for the Performing Arts, 929 North Water Street, Milwaukee, Wisconsin, on Thursday, May 5, 2011, at 9:00 a.m. Central Time, and at any adjournment.

I acknowledge that I have received MGIC’s Notice of Annual Meeting, Proxy Statement and 2010 Annual Report.

Notice to Participants in MGIC’s Profit Sharing and Savings Plan and Trust: As a participant in the MGIC Investment Corporation Profit Sharing and Savings Plan and Trust (Plan), you have the right to instruct the Plan Trustee how to vote the shares of MGIC Common Stock allocated to your account. If you sign, date and return this card in the enclosed reply envelope and it is received by the Plan Trustee at least five days before the Annual Meeting, shares held in your account will be voted by the Plan Trustee in accordance with the voting choices you specify on the reverse side. You may revoke your instructions by delivering a signed proxy card with a later date to the Plan Trustee at least five days before the Annual Meeting. If your instructions are not timely received or if you do not respond, shares held in your account will be voted by the Plan Trustee in accordance with the Plan and applicable law.

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

:	(	*
INTERNET	PHONE	MAIL
www.eproxy.com/MTG	1-800-560-1965

Use the Internet to vote your proxy until 12:00 p.m. (CT) on [Month Date, Year].	Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on [Month Date, Year].	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.